Exhibit 10.3

REVOLVING CREDIT AGREEMENT

among

CAPITOL INVESTMENT MERGER SUB 2, LLC,
as HOLDINGS,

NESCO HOLDINGS II, INC.,
as BORROWER,

VARIOUS LENDERS AND ISSUING BANKS

and

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and Swingline Lender

Dated as of April 1, 2021

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC,

WELLS FARGO BANK, N.A.,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

BMO CAPITAL MARKETS CORP.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING, INC.,

MUFG UNION BANK, N.A.,

RBC CAPITAL MARKETS, LLC,

CIBC BANK USA,
and

STIFEL NICOLAUS AND COMPANY, INCORPORATED,
as Joint Lead Arrangers and Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULE 1.01(A)	Existing Letters of Credit
SCHEDULE 1.01(B)	Unrestricted Subsidiaries
SCHEDULE 1.01(C)	Third Party Locations of Inventory
SCHEDULE 2.01	Commitments
SCHEDULE 2.02	Designated Account
SCHEDULE 6.03	Jurisdictions of Local Counsel Opinions
SCHEDULE 8.12(b)	Certificated Rental Equipment; Floor Plan Financing Vehicles
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 9.17(b)	Collateral Reporting
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions
SCHEDULE 13.03	Lender Addresses

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Swingline Borrowing
EXHIBIT A-3	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate from Foreign Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are
Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT D	Form of Notice of Secured Bank Product Provider
EXHIBIT E	[Reserved]
EXHIBIT F	[Reserved]
EXHIBIT G	[Reserved]
EXHIBIT H	Form of Guaranty Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of Intercreditor Agreement
EXHIBIT M	Form of Intercompany Subordination Agreement

-v-

THIS REVOLVING CREDIT AGREEMENT, dated as of April 1, 2021, among CAPITOL INVESTMENT MERGER SUB 2, LLC, a Delaware limited liability company (“Holdings”), NESCO HOLDINGS II, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent and the Collateral Agent. All capitalized terms used herein and defined in Article 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, pursuant to the Acquisition Agreement, the Borrower will acquire, directly or indirectly, all or substantially all of the outstanding equity interests of Utility One Source GP LLC, a Delaware limited liability company (“UOS GP”), Custom Truck One Source, L.P., a Delaware limited partnership (the “Company” and together with its subsidiaries, collectively, the “Target”), Blackstone UOS Feeder Fund BEP L.P., a Delaware limited partnership (the “BEP Blocker”), and Blackstone UOS Feeder Fund VI L.P., a Delaware limited partnership (the “VI Blocker,” and together with BEP Blocker, the “Blocker Companies”) (such acquisition, the “Acquisition”).

WHEREAS, (a) the Borrower has requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $750,000,000 (or such higher amount as permitted hereunder), (b) the Borrower has requested that the Issuing Banks issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $50,000,000 and (c) the Swingline Lender extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $75,000,000.

NOW THEREFORE, the Lenders are willing to extend such credit to the Borrower, the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower and the Swingline Lender is willing to make Swingline Loans to the Borrower or any Restricted Subsidiary on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1 Definitions and Accounting Terms.

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York or, as applicable, in the PPSA, in which any Person now or hereafter has rights and shall include all rights to payment for goods sold or leased, or for services rendered.

“Acquired Companies” shall mean, collectively, UOS GP, the Target and the Blocker Companies.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Borrower, which assets shall, as a result of the respective acquisition, become assets of the Borrower or a Restricted Subsidiary of the Borrower (or assets of a Person who shall be merged or amalgamated with and into the Borrower or a Restricted Subsidiary of the Borrower) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Borrower (or shall be merged or amalgamated with and into the Borrower or a Restricted Subsidiary of the Borrower).

“Acquired Rental Asset” shall have the meaning provided in the definition of “Acquired Rental Asset EBITDA.”

“Acquired Rental Asset EBITDA” shall mean pro forma “run rate” Consolidated EBITDA (determined, for the avoidance of doubt, without giving effect to clause (xiv) of such definition and as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Rental Asset (as defined below)) under customer contracts in respect of any assets of the Borrower and its Restricted Subsidiaries added to the Rental Equipment (the “Acquired Rental Asset”) during the applicable period calculated on a Pro Forma Basis as though such amount had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such amount was realized during the entirety of such period (determined in good faith by the Borrower in a manner consistent with past practice).

“Acquisition” shall have the meaning provided in the recitals hereto.

“Acquisition Agreement” shall mean that certain Purchase and Sale Agreement (including the schedules, exhibits and disclosure schedules thereto), dated as of December 3, 2020 and as amended by the First Amendment to Purchase and Sale Agreement, dated as of March 31, 2021, by and among the Borrower, Nesco Holdings, Inc., the CTOS Sellers (as defined therein), the BlockerCo Sellers (as defined therein), Sellers’ Representative (as defined therein) and the Investor (as defined therein).

“Acquisition Agreement Representations” shall mean the representations made by or with respect to the Acquired Companies in the Acquisition Agreement as are material to the interests of the Agents and their Affiliates that are Lenders on the Closing Date, but only to the extent that the Borrower or its Affiliates have the right (taking into account any applicable cure periods) to terminate their obligations (or refuse to consummate the Acquisition) under the Acquisition Agreement or not to close thereunder as a result of the failure of such representations to be true and correct.

“Additional Equity Investment” shall mean the issuance by Holdings, on or prior to the Closing Date, of shares of common stock yielding $100,000,000 in gross cash proceeds to Holdings (which shall be further contributed to Holdings in the form of cash common equity).

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Additional Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and the Borrower (it being understood that the terms of the Intercreditor Agreement are reasonably satisfactory).

“Additional Platinum Equity Financing” shall have the meaning provided in Section 6.06.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year.

“Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Agent Fees” shall have the meaning provided in Section 2.05(b).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Advisory Agreement” shall mean that certain Corporate Advisory Services Agreement by and among the Borrower (and/or one of its direct or indirect parent companies) and one or more of the Sponsors, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate or branch thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agent Parties” shall have the meaning provided in Section 13.03(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents and the Lead Arrangers.

“Aggregate Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments of all Lenders.

“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the LC Exposure, each determined at such time.

“Agreement” shall mean this Revolving Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Alternative Currency” shall mean Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.04.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption including the United States Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada), as amended.

“Applicable Margin” shall mean with respect to any Type of Revolving Loan, the per annum margin set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability (percentage of Line Cap)	Base Rate Loans	LIBO Rate Loans and CDOR Rate Loans
I	> 66%	0.50%	1.50%
II	> 33% but < 66%	0.75%	1.75%
III	< 33%	1.00%	2.00%

Until the first Adjustment Date occurring after June 30, 2021, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease on each Adjustment Date based on Average Availability during the immediately preceding fiscal quarter. If the Borrower fails to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders upon written notice from the Administrative Agent to the Borrower, the Applicable Margin shall be determined as if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of borrowing requests and payments by the Borrower, notified in writing to the Borrower. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account of the Administrative Agent by no later than 3:00 p.m. New York City time.

“Appraisal” shall mean an appraisal, prepared on a basis reasonably satisfactory to the Administrative Agent, setting forth the Net Orderly Liquidation Value of any Inventory, which appraisal shall be prepared in accordance with Section 9.02.

“Approved Fund” shall mean any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate or branch of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.

“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and the Borrower (such approval by the Borrower not to be unreasonably withheld, delayed or conditioned).

“Audited Borrower Financial Statements” shall have the meaning provided in Section 6.11.

“Audited Target Financial Statements” shall have the meaning provided in Section 6.11.

“Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.

“Availability Conditions” shall be deemed satisfied only if:

(a) each Lender’s Revolving Exposure does not exceed such Lender’s Revolving Commitment;

(b) prior to the Closing Date Borrowing Base Termination Date, the Aggregate Exposure of all Lenders does not exceed the Closing Date Borrowing Base; and

(c) after the Closing Date Borrowing Base Termination Date, the Aggregate Exposure of all Lenders does not exceed the Line Cap.

“Average Availability” shall mean at any Adjustment Date, the average daily Availability for the fiscal quarter immediately preceding such Adjustment Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” shall have the meaning provided in the preamble hereto.

“Bank Product” shall mean any of the following products, services or facilities extended to the Borrower or any of its Subsidiaries: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by the Borrower or any of its Subsidiaries, other than Letters of Credit issued pursuant to the provisions of Section 2.13 by the Administrative Agent or any Issuing Bank.

“Bank Product Debt” shall mean Indebtedness and other obligations of the Borrower or any of its Restricted Subsidiaries relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day (which, if negative, shall be deemed to be 0.00%) plus ½ of 1%, (b) the Prime Rate in effect on such day and (c) the LIBO Rate for a LIBO Rate Loan with a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Notwithstanding any of the foregoing, the Base Rate shall not at any time be less than 1.00% per annum.

“Base Rate Loan” shall mean each Revolving Loan which is designated or deemed designated as a Revolving Loan bearing interest at the Base Rate by the Borrower at the time of the incurrence thereof or conversion thereto. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BEP Blocker” shall have the meaning provided in the recitals hereto.

“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Blocker Companies” shall have the meaning provided in the recitals hereto.

“Book Value” shall mean book value as determined in accordance with U.S. GAAP.

“Borrower” shall have the meaning provided in the preamble hereto.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowing” shall mean the borrowing of the same Type and in the same currency of Revolving Loan by the Borrower from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having, in the case of LIBO Rate Loans and CDOR Rate Loans, the same Interest Period.

“Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:

(a) 90% of the Book Value of Eligible Accounts of the Credit Parties (other than any Specified Floor Plan Company); plus

(b) the lesser of (i) 75% of the Book Value of Eligible Parts Inventory of the Credit Parties (other than any Specified Floor Plan Company) and (ii) 90% of the Net Orderly Liquidation Value of the Eligible Parts Inventory of the Credit Parties (other than any Specified Floor Plan Company); plus

(c) the sum of (i) 95% of the Net Book Value of the Eligible Fleet Inventory of the Credit Parties (other than any Specified Floor Plan Company) that has not been appraised by an Appraisal and (ii) 85% of the Net Orderly Liquidation Value of the Eligible Fleet Inventory of the Credit Parties (other than any Specified Floor Plan Company) that has been appraised by an Appraisal; plus

(d) 100% of Eligible Cash of the Credit Parties (other than any Specified Floor Plan Company) (provided, that the amount added pursuant to this clause (d) shall not exceed 10% of the Revolving Commitments at such time); minus

(e) any Reserves established from time to time by the Administrative Agent in accordance herewith.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Borrowing Base shall be deemed to be $600,000,000 (the “Closing Date Borrowing Base”) until the Closing Date Borrowing Base Termination Date, regardless of the actual computation of the Borrowing Base; provided, that if the Borrower has not delivered the Initial Field Exam and Appraisal and a Borrowing Base Certificate on or prior to the Closing Date Borrowing Base Termination Date, then until the date of such delivery, the Closing Date Borrowing Base shall be deemed to be $0 until the date of such delivery; provided, further, that so long as the Borrower is using commercially reasonable efforts to cooperate with the Administrative Agent and the Examiner in the preparation of the Initial Field Exam and Appraisal, then from the Closing Date Borrowing Base Termination Date until the time which such Initial Field Exam and Appraisal have been completed in full, the Closing Date Borrowing Base shall be deemed to be the sum of (a) the actual amount of the Borrowing Base with respect to the portion of the Borrowing Base assets for which an Initial Field Exam and Appraisal has been completed, less applicable Reserves, plus (b) solely during the period from the Closing Date Borrowing Base Termination Date until the date that is 180 days after the Closing Date, 40% of the amount of Eligible Accounts of the Credit Parties (other than any Specified Floor Plan Company) and 60% of the Net Book Value of Eligible Fleet Inventory of the Credit Parties (other than any Specified Floor Plan Company), less applicable Reserves (which such amount in this clause (b) shall not be less than $0); provided, further, that if such delivery does not occur on or prior to the date that is 180 days after the Closing Date, the amounts included pursuant to this clause (b) shall be deemed to be $0 until such delivery.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Business Activity Report” shall mean (a) a Notice of Business Activities Report from the State of Minnesota, Department of Revenue or (b) any similar report required by any other State relating to the ability of the Borrower to enforce its accounts receivable claims against account debtors located in any such state.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or the state where the Administrative Agent’s office is located a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, and (i) if such date relates to (x) any Loans denominated in Canadian Dollars or (y) payment or purchase of Canadian Dollars, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario a legal holiday or a day in which banking institutions are authorized or required by law or other government action to close in Toronto and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, any day which is a Business Day which is also a day for trading by and between banks in the New York or London interbank market or the principal financial center of such Alternative Currency.

“Canadian Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests, hypothecs or Liens have been granted (or purported to be granted) by any Canadian Credit Party pursuant to any Security Document (including any Additional Security Documents) or will be granted in accordance with requirements set forth in Section 9.13, including, without limitation, collateral as described in the Canadian Security Agreement. For the avoidance of doubt, in no event shall Canadian Collateral include Excluded Collateral or any interests in Real Property.

“Canadian Credit Party” shall mean each Canadian Subsidiary that is or becomes a Subsidiary Guarantor.

“Canadian Defined Benefit Pension Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “C$” shall mean the lawful currency of Canada.

“Canadian Dominion Account” shall mean a special concentration account established by the Canadian Credit Parties in Canada, at a bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Credit Documents.

“Canadian Economic Sanctions and Export Control Laws” shall mean any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Pension Event” shall mean solely with respect to a Canadian Defined Benefit Pension Plan (a) the termination by a Credit Party of such a Canadian Defined Benefit Pension Plan; or (b) the filing of a notice of intention to terminate in whole or in part such a Canadian Defined Benefit Pension Plan or the treatment of such a Canadian Defined Benefit Pension Plan amendment as a termination or partial termination; or (c) the issuance of an order or notice of intended decision by any Governmental Authority to terminate or have an administrator or like body appointed to administer such a Canadian Defined Benefit Pension Plan; or (d) any other event or condition which would reasonably be expected to constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of an administrator or trustee to administer, any such Canadian Defined Benefit Pension Plan.

“Canadian Pension Plan” shall mean any “registered pension plan” as such term is defined under the Income Tax Act (Canada) that is administered or contributed to by any Credit Party in respect of its Canadian employees or former employees.

“Canadian Priority Payables Reserve” shall mean, on any date of determination and only with respect to a Canadian Credit Party, reserves established by the Administrative Agent in its Permitted Discretion which reflect amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Collateral Agent’s Liens on the Canadian Collateral, including, without limitation or duplication, any such amounts due and not paid for wages or vacation pay (including amounts protected by section 81.3 of the Bankruptcy and Insolvency Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and service tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan (including amounts due and not contributed, remitted or paid upon a wind up of a Canadian Pension Plan on account of a wind up or solvency deficiency) or under the Canada Pension Plan or the Quebec Pension Plan, which, in each case referred to above in this definition are secured by Liens, which rank or are capable of ranking in priority to or pari passu with the Collateral Agent’s Liens on the Canadian Collateral.

“Canadian Security Agreement” shall mean the Canadian Security Agreement executed by each Canadian Credit Party as of the date of this Agreement creating security interests over certain assets of such Canadian Credit Party.

“Canadian Security Documents” shall mean the Canadian Security Agreement, each Deposit Account Control Agreement of a Canadian Credit Party, and, after the execution and delivery thereof, each Additional Security Document of a Canadian Credit Party.

“Canadian Subsidiary” shall mean any Subsidiary of the Borrower that is incorporated, formed or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Sweep” shall have the meaning provided in Section 9.17(d).

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Collateralize” shall mean (a) to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lender (as applicable) and the Lenders, cash as collateral for, or (b) to provide other credit support (including in the form of backstop letters of credit), in form and containing terms (including, to the extent not specifically set forth in this Agreement, the amount thereof) reasonably satisfactory to the Administrative Agent or the Issuing Banks, as applicable, for, in either case, the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect thereof (as the context may require). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and such other credit support.

“Cash Equity Financing” shall have the meaning provided in Section 6.06.

“Cash Equivalents” shall mean:

(i) U.S. Dollars, Canadian Dollars, pounds sterling, euros, the national currency of any Participating Member State of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iii) marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix) Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four months after the date of acquisition.

“Cash Management Services” shall mean any services provided from time to time to the Borrower or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CDOR Rate” shall mean, for the relevant Interest Period, the rate of interest per annum equal to the Canadian Dollar bankers’ acceptance rate determined by the Administrative Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the CDOR Rate Loan, as published on the CDOR or other applicable Reuters screen page (or, if not available, such other commercially available source designated by the Administrative Agent in a manner consistent with market practice from time to time; provided that to the extent such market practice is not administratively feasible by the Administrative Agent, such designated rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent); provided, further, that in no event shall the CDOR Rate be less than zero.

“CDOR Rate Loan” shall mean a Loan denominated in Canadian Dollars made by the Lenders to the Borrower which bears interest at a rate based on the CDOR Rate.

“Certificated Rental Equipment” shall mean Rental Equipment subject to certificates of title.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (including CRD IV), shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of voting stock of the Borrower representing more than 50% of the aggregate ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis);

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(c) the Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of Holdings or, following a consolidation or merger of Borrower that complies with the requirements of this Agreement, any surviving Person; or

(d) a “change of control” (or similar event) shall occur under (i) the Secured Notes Indenture or (ii) the definitive agreements pursuant to which any Indebtedness permitted under Section 10.04(xxvii) or (xxix) was issued or incurred, in each case of this subclause (ii) with an aggregate outstanding principal amount in respect of such Indebtedness in excess of the Threshold Amount.

Notwithstanding the preceding, a conversion of the Borrower or any Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding capital stock in one form of entity for capital stock for another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned the capital stock of such entity immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the voting stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” beneficially owns more than 50% of the voting stock of such entity. Furthermore, the transfer of assets between or among the Borrower and its Restricted Subsidiaries shall not itself constitute a Change of Control. Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no Person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such Person or “group” pursuant to a stock or asset purchase agreement, merger or amalgamation agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Chattel Paper” shall have the meaning provided in Article 9 of the UCC or, as applicable, in the PPSA.

“Closing Date” shall mean April 1, 2021.

“Closing Date Borrowing Base” shall have the meaning provided in the definition of “Borrowing Base.”

“Closing Date Borrowing Base Termination Date” shall have the meaning provided in Section 9.17(f).

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, the U.S. Collateral, the Canadian Collateral and any other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents) or will be granted in accordance with requirements set forth in Section 9.13, including, without limitation, collateral as described in the U.S. Security Agreement and the Canadian Security Agreement. For the avoidance of doubt, in no event shall Collateral include Excluded Collateral or any interests in Real Property.

“Collateral Agent” shall mean Bank of America (including any of its Affiliates and branches), in its capacity as collateral agent for the Secured Creditors pursuant to the Security Documents and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Collateral Agent appointed pursuant to Section 12.10.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment, or any Extended Revolving Loan Commitment of such Lender.

“Commitment Letter” shall mean that certain commitment letter, dated as of December 3, 2020, by and among the Borrower, Bank of America and BofA Securities, Inc., as amended, supplemented or otherwise modified by the joinders thereto entered into among the Borrower, PNC Capital Markets LLC, Wells Fargo Bank, N.A., Citibank, N.A., Deutsche Bank Securities Inc., BMO Capital Markets Corp., Fifth Third Bank, National Association, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., RBC Capital Markets, LLC, CIBC Bank USA, Stifel Nicolaus and Company, Incorporated, Blackstone Holdings Finance Co. L.L.C., OPY Credit Corp. and the other Commitment Parties.

“Commitment Parties” shall have the meaning provided to such term in the Commitment Letter.

“Commodity Account” shall have the meaning assigned to such term in the U.S. Security Agreement and shall include a “Futures Account” as such term is defined in the Canadian Security Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning provided in the recital hereto.

“Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit J hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, branch profits Taxes or Canadian capital Taxes.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any Test Period, Consolidated Net Income of such Person for such Test Period; plus (without duplication):

(i) provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, and foreign withholding taxes, giving effect to any payroll tax credits, income tax credits and similar credits and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii) the Consolidated Interest Charges of such Person and its Restricted Subsidiaries for such period, to the extent such Consolidated Interest Charges were deducted in computing such Consolidated Net Income; plus

(iv) any other consolidated non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries (including write-offs and write downs) for such period, to the extent such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v) any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent such losses were taken into account in computing such Consolidated Net Income; plus

(vi) the Specified Permitted Adjustments and any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

(vii) losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(viii) the amount of fees, indemnities and expenses incurred or reimbursed by such Person pursuant to (a) the Advisory Agreement as in effect on the Closing Date during such period or pursuant to any amendment, modification or supplement thereto or replacement thereof, so long as the Advisory Agreement, as so amended, modified, supplemented or replaced, taken as a whole, is otherwise permitted hereunder and (b) Section 10.06(xii) hereunder; plus

(ix) any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x) any fees and expenses related to a Qualified Securitization Transaction or any Receivables Facility to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(xi) any contingent or deferred payments (including, without limitation, earn-out payments, noncompete payments and consulting payments) made in connection with the Acquisition or any acquisitions or Investments, to the extent paid in cash during such period; plus

(xii) the amount of loss or discount on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility, to the extent included in computing Consolidated Net Income; plus

(xiii) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly-Owned Restricted Subsidiary of such Person; plus

(xiv) Acquired Rental Asset EBITDA; provided that no amount shall be added pursuant to this clause (xiv) to the extent (i) duplicative of any amounts otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (ii) the contract relating to such Acquired Rental Asset is no longer in effect as of such date of determination or (iii) such Acquired Rental Asset is no longer owned or part of the Rental Equipment as of such date of determination; provided further that any such add backs made pursuant to this clause (xiv) shall not exceed 25% of Consolidated EBITDA (after giving effect to such add backs); plus

(xv) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; minus

(xvi) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xvii) any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xviii) non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;

provided, that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xviii) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period, minus (x) Capital Expenditures of the Borrower and its Restricted Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)) for such Test Period, (y) the amount of cash payments made during such Test Period (net of cash refunds received during such period up to the amount of such cash payments) by the Borrower and its Restricted Subsidiaries in respect of federal, state, local and foreign income taxes during such Test Period and (z) solely for the purpose of determining whether the Consolidated Fixed Charge Coverage Ratio described in clause (iii) of the definition of “Distribution Conditions” has been satisfied on such date, Dividends permitted by Section 10.03(xiii) paid in cash for such Test Period to (b) Consolidated Fixed Charges for such Test Period, in each case, calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” shall mean, with respect to any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash) and (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with U.S. GAAP.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries, (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Permitted Junior Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a). For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction do not constitute Consolidated Indebtedness.

“Consolidated Interest Charges” shall mean, with respect to any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with U.S. GAAP (including commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Transaction or any Receivables Facility), excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements, (c) amortization of deferred financing costs and (d) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date (other than as a component of Consolidated EBITDA), Consolidated Interest Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP and without any reduction in respect of (x) preferred stock dividends or (y) any dividend with proceeds of the offering of the Secured Notes; provided that:

(i) any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses or charges (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii) any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or other derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(iv) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(v) [reserved];

(vi) the cumulative effect of any change in accounting principles will be excluded;

(vii) (a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Borrower or a Restricted Subsidiary of the Borrower, will be excluded;

(viii) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles and other fair value adjustments arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix) any net after-tax income or loss from disposed, abandoned, discontinued, transferred or closed operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(x) any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transaction or any other acquisition prior to or following the Closing Date will be excluded;

(xi) an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(xii) unrealized gains and losses relating to foreign currency translation or foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xiii) any net gain or loss from Swap Contracts in connection with the early extinguishment of Indebtedness or obligations under Swap Contracts (including of ASC 815, Derivatives and Hedging) will be excluded;

(xiv) the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits) or other fees related to any of the foregoing (including any such costs, charges and fees incurred in connection with the Transactions) will be excluded;

(xv) accruals and reserves that are established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with U.S. GAAP will be excluded;

(xvi) any Public Company Costs will be excluded;

(xvii) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(xviii) all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Transaction will be excluded;

(xix) (A) the non-cash portion of “straight-line” rent expense will be excluded and (B) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(xx) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xxi) non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded; and

(xxii) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

provided, that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xxii) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated Secured Net Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time that is secured by a lien on any assets of the Borrower and its Restricted Subsidiaries less the aggregate amount of (a) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Indebtedness incurred on the date of determination) included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Permitted Restricted Cash to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered. If the Consolidated Secured Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period.

“Consolidated Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Indebtedness as of the last day of such Test Period, less the aggregate amount of (a) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and (b) Permitted Restricted Cash to (ii) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Except as otherwise provided herein, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contribution Amounts” shall mean the aggregate amount of capital contributions applied by the Borrower to permit the incurrence of Contribution Indebtedness pursuant to Section 10.04(ix).

“Contribution Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock, contributions by the Borrower or any Restricted Subsidiary or any Specified Equity Contribution made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of capital stock or otherwise)), in each case, to the extent not otherwise applied to increase other basket or exception under this Agreement; provided that (a) the maturity date of such Contribution Indebtedness is no earlier than the Latest Maturity Date as of the date such Contribution Indebtedness was incurred and (b) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower promptly following incurrence thereof.

“Cost” shall mean the cost of purchase of Inventory determined according to the accounting policies used in the preparation of the Borrower’s audited financial statements.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Documents” shall mean this Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty Agreement, each Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement, each Incremental Revolving Commitment Amendment and each Extension Amendment.

“Credit Event” shall mean the making of any Loan.

“Credit Extension” shall mean, as the context may require, (i) a Credit Event or (ii) the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, administration, examinership, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect, including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it and each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC and includes a demand, deposit, time, savings, passbook, or similar account maintained with a bank, credit union, trust company or other financial institution.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for any Credit Party, in each case as required by and in accordance with the terms of Section 9.17, and for greater certainty includes a customary blocked account control agreement in respect of each Deposit Account (other than an Excluded Account) located in Canada.

“Designated Account” shall mean the Deposit Account of the Borrower identified on Schedule 2.02 to this Agreement (or such other Deposit Account of the Borrower that has been designated as such, in writing, by the Borrower to Administrative Agent).

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Dilution” shall mean for any period with respect to any Credit Party, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts of such Credit Party for such period other than by reason of dollar for dollar cash payment and the denominator of which is the aggregate dollar amount of the sales of such Credit Party for such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount (initially $0) sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) for each percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) by which Dilution is in excess of an amount to be determined by the Administrative Agent in its Permitted Discretion.

“Disqualified Lender” shall mean (a) competitors of the Borrower, the Target and their respective Subsidiaries, and any Person controlling or controlled by any such competitor, in each case identified in writing by the Borrower (or its counsel) to the Administrative Agent at any time, (b) institutions designated in writing by the Borrower (or its counsel) to Bank of America (or its counsel) on or prior to December 3, 2020 and (c) any affiliates of any such competitors, controlling or controlled Persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) or identified by the Borrower (or its counsel) in writing to the Administrative Agent at any time (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the third Business Day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively (solely with regards to such amount already assigned) or to any entity that is party to a pending trade as of the date of such notice).

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Distribution Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would immediately result from any action, (ii) (a) Specified Excess Availability on a Pro Forma Basis immediately after giving effect to such action would be at least the greater of (x) 15.0% of the Line Cap and (y) $90,000,000 and (b) over the 30 consecutive days prior to consummation of such action, Specified Excess Availability averaged no less than the greater of (x) 15.0% of the Line Cap and (y) $90,000,000, on a Pro Forma Basis for such action and (iii) if (a) Specified Excess Availability on a Pro Forma Basis immediately after giving effect to such action is less than 25% of the Revolving Commitments or (b) over the 30 consecutive days prior to consummation of such action, Specified Excess Availability averaged less than 25% of the Revolving Commitments on a Pro Forma Basis for such action, the Consolidated Fixed Charge Coverage Ratio would be at least 1.00 to 1.00 on a Pro Forma Basis for such action.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made or caused to be made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Dollar” and “$” shall mean lawful money of the United States.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dominion Account” shall mean, collectively, the U.S. Dominion Account and the Canadian Dominion Account.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by all applicable Credit Parties and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following:

(a) Accounts that (i) the Account Debtor has failed to pay within 120 days of original invoice date or (ii) are not paid and are more than 60 days past due; provided that up to $5,000,000 of Accounts that are not paid more than 120 but less than 150 days after the date of the original invoice therefor shall not be excluded pursuant to clause (a)(i);

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Credit Party or an employee or agent of a Credit Party or any Affiliate of a Credit Party; unless such Account is on arm’s-length terms and arises in the ordinary course of business of such Credit Party and such Affiliate and is administered in accordance with the customary collection and credit policies of a Credit Party; provided that the aggregate amount of all such Accounts included in the calculation of Eligible Accounts shall not exceed 10% of the Eligible Accounts;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(e) Accounts that are not payable in Dollars or Canadian Dollars; provided that, as to any Accounts payable in Canadian Dollars, the Administrative Agent shall, at its option, establish such reserves as it may determine in its Permitted Discretion in respect of such Accounts;

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States, Canada or any state, territory or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent;

(g) Accounts which exceed $5,000,000 in the aggregate and with respect to which the Account Debtor is (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Credit Parties have complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 U.S.C. § 3727) or (ii) any State (or political subdivision) of the United States;

(h) Accounts with respect to which the Account Debtor is a creditor of a Credit Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;

(i) Accounts with respect to an Account Debtor whose total obligations owing to a Credit Party exceed 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts of an Account Debtor that are excluded because such Eligible Accounts exceed the then applicable percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the then applicable concentration limit;

(j) Accounts with respect to which the Account Debtor is subject to an any case or proceeding under any Debtor Relief Laws, is not Solvent, has gone out of business, or as to which a Credit Party has received notice of an imminent case or proceeding under any Debtor Relief Laws or a material impairment of the financial condition of such Account Debtor;

(k) Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(l) Accounts in which the Collateral Agent, on behalf of the Secured Creditors, does not have a first priority (subject to Permitted Borrowing Base Liens) perfected Lien;

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person;

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Credit Party of the subject contract for goods or services;

(p) Accounts with respect to which the Account Debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax Law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, that, such receivables shall nonetheless be eligible if a Credit Party has filed a Business Activity Report (or other applicable report or filing) with the applicable state office by the time required or is qualified to do business in such jurisdiction and, at the time the receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report or filing);

(q) Accounts with respect to which the Account Debtor’s obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by Debtor Relief Laws;

(r) any Accounts (i) of an Acquired Entity or Business acquired in connection with a Permitted Acquisition or similar Investment, or (ii) acquired in a bulk sale transaction, in each case, until the completion of a field examination satisfactory to the Administrative Agent in its Permitted Discretion with respect to such Accounts, in each case, to the extent that (x) unless otherwise agreed to by the Administrative Agent in its Permitted Discretion, such Accounts are not of a substantially similar type to the Accounts included in the Borrowing Base or (y) such Accounts (together with all Inventory deemed ineligible pursuant to clause (m)(y) of the definition of “Eligible Inventory”) would account for more than 15% of the Borrowing Base;

(s) any Accounts which relate to the sale of any assets subject to a Floor Plan Financing;

(t) any Account that does not arise from the sale of goods or the performance of services by a Credit Party in the ordinary course of its business;

(u) any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(v) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(w) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Credit Parties or with respect to which the Credit Party is otherwise unable to request payment from the Account Debtor according to the underlying contract;

(x) any Account as to which any of the representations or warranties in the Credit Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(y) any Account which is evidenced by a judgment, Instrument (as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable) or Chattel Paper (as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable) and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent under the Security Documents;

(z) any Account arising on account of a supplier rebate, unless the Credit Parties have received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent;

(aa) any Account which is owing in respect of interest and late charges or fees in respect of Indebtedness;

(bb) any Account as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof;

(cc) [reserved];

(dd) any Account which is excluded from the scope of any Security Document by virtue of the definition of “Excluded Collateral” (or equivalent terminology in any such Security Document); or

(ee) other such Accounts identified as ineligible in the Initial Field Exam and Appraisal delivered on the Closing Date Borrowing Base Termination Date.

“Eligible Cash” shall mean, with respect to any Person, unrestricted cash and Cash Equivalents of such Person in each case that is on deposit in a U.S. Deposit Account or Canadian Deposit Account that is (i) in the case of any unrestricted cash, held in Deposit Accounts with the Administrative Agent or its affiliates or branches, (ii) subject to a Lien and control agreement (where applicable and subject to the post-closing period set forth in Section 9.17(c) and (d)) in favor of the Collateral Agent in a form acceptable to the Collateral Agent in its Permitted Discretion, (iii) not subject to any Liens (other than Permitted Borrowing Base Liens and junior priority Liens in favor of or pursuant to the Secured Notes Indenture and the credit documents related thereto, any Credit Document, and any Permitted Junior Debt Documents (to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis)) and (iv) held in a segregated Deposit Account which holds only the proceeds of receivables not relating to assets that are collateral under any Floor Plan Financing (provided, for the avoidance of doubt, that the Borrower shall have until the Closing Date Borrowing Base Termination Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) to segregate such accounts); provided, further, that (x) on any relevant date of determination, the amount of Eligible Cash shall be based on the then current balance of such Deposit Accounts as of such date and (y) at any time that (i) a Credit Extension is requested, (ii) the Payment Conditions or the Distribution Conditions are tested or (iii) a Borrowing Base Certificate is delivered, the Collateral Agent reserves the right to verify the balance of such account.

“Eligible Fleet Inventory” shall mean Fleet Inventory to the extent such Fleet Inventory meets the qualifications of “Eligible Inventory” (other than with respect to clauses (b), (c) and (k) of such definition) and to the extent such Fleet Inventory also meets each of the following requirements:

(a) the Credit Parties have the right to subject such Fleet Inventory to a Lien in favor of the Collateral Agent;

(b) such Fleet Inventory is subject to a first priority (except for Permitted Borrowing Base Liens) perfected Lien in favor of the Collateral Agent; provided that with respect to Titled Goods otherwise constituting Eligible Fleet Inventory (x) that are owned by a Credit Party on the Closing Date, during the period from the Closing Date until the date that is 120 days after the Closing Date, or (y) acquired at any time after the Closing Date, so long as the Payment Conditions applicable to a Permitted Acquisition described in clause (i) or (ii) of the definition thereof are then met, during the period from the date of acquisition of such Titled Goods until the date that is the later of (A) 30 days after such date of acquisition and (B) 120 days after the Closing Date, in each case, such Titled Goods shall be deemed to have met the requirements of this clause (b) regardless of whether such Titled Goods are actually subject to a perfected first priority Lien in favor of the Collateral Agent at such time;

(c) the purchase price for such Fleet Inventory has been paid by the applicable Credit Party in full;

(d) such Fleet Inventory is in good working order and condition (ordinary wear and tear excepted);

(e) subject to the rights of the lessee of such Fleet Inventory in possession of such Fleet Inventory in accordance with terms of the lease with respect thereto, such Fleet Inventory is not subject to any agreement which restricts the ability of the Credit Parties to use, sell, transport or dispose of such Fleet Inventory or which restricts the Collateral Agent’s ability to take possession of, or dispose of such Fleet Inventory;

(f) such Fleet Inventory does not constitute “fixtures” under the applicable Laws of the jurisdiction in which such Fleet Inventory is located;

(g) such Fleet Inventory is (i) located at one of the locations in the continental United States or Canada set forth on Schedule 1.01(C), (ii) located on Real Property owned or leased by a Credit Party, in a contract warehouse, or with bailees or other third parties in the United States or Canada, and which Fleet Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (or in-transit from one such location to another such location), (iii) being leased by a customer of a Credit Party and used by such customer or the lessee of such customer at a location of such customer or the lessee of such customer in the United States or Canada pursuant to the terms of a Lease or other rental agreement entered into between such customer and such Credit Party or such customer and its lessee, as applicable, and as reflected in the records of such Credit Party or the Borrower or in transit to or from such location in the ordinary course of business, or (iv) located at third party locations for repair or maintenance in the ordinary course of business consistent with the current practices of such Credit Party or in transit to or from such location in the ordinary course of business;

(h) such Fleet Inventory is not at the location of the seller of such Fleet Inventory to such Credit Party or in transit to such Credit Party or to the location of the lessee of such Fleet Inventory from such location of the seller, and which Fleet Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(i) such Fleet Inventory is available to rent or for sale (subject to clause (n) of the definition of “Eligible Inventory”) to customers of the applicable Credit Parties in the ordinary course of business; and

(j) such Fleet Inventory is covered by casualty insurance (subject to customary deductibles).

“Eligible Inventory” shall mean, subject to adjustment as set forth below, items of Inventory of any applicable Credit Party held for sale or lease in the ordinary course of business or furnished under any contract of service by a Credit Party. Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of the Credit Parties that:

(a) a Credit Party does not have good, valid and marketable title thereto;

(b) a Credit Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Credit Party);

(c) is not located (i) at one of the locations in the continental United States or Canada set forth on Schedule 1.01(C), or (ii) on Real Estate owned or leased by a Credit Party, in a contract warehouse, or with bailees or other third parties in the United States or Canada, which Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (or in-transit from one such location to another such location);

(d) is in-transit and has been sold to a dealer or distributor of a Credit Party and is in the process of being delivered to that dealer or distributor;

(e) is the subject of a bill of lading or other document of title (other than the same delivered to the Collateral Agent as to goods in transit as provided in clause (c) above);

(f) is not subject to a first priority (subject to Permitted Borrowing Base Liens) perfected Lien in favor of the Collateral Agent; provided that with respect to Titled Goods otherwise constituting Eligible Fleet Inventory (x) that are owned by a Credit Party on the Closing Date, during the period from the Closing Date until the date that is 120 days after the Closing Date, or (y) acquired at any time after the Closing Date, so long as the Payment Conditions applicable to a Permitted Acquisition described in clause (i) or (ii) of the definition thereof are then met, during the period from the date of acquisition of such Titled Goods until the date that is the later of (A) 30 days after such date of acquisition and (B) 120 days after the Closing Date, in each case, such Titled Goods shall be deemed to have met the requirements of this clause (f) regardless of whether such Titled Goods are actually subject to a perfected first priority Lien in favor of the Collateral Agent at such time;

(g) consists of goods returned or rejected by a Credit Party’s customers (except to the extent that such goods may thereafter be included in Inventory and held for sale or lease in the ordinary course of business);

(h) consists of goods that are obsolete or slow moving, not in good condition, not either currently usable or currently saleable in the ordinary course of the Credit Parties’ business or does not meet all material standards imposed by any governmental authority having regulatory authority over such item of Inventory, its use or its sale, work-in-process, raw materials, or packaging and shipping materials, supplies used or consumed in the Credit Parties’ business, bill and hold goods, defective goods, “seconds,” Inventory consigned to a third party for sale or Inventory acquired on consignment;

(i) is subject to any third party licensing or other proprietary rights of any Person the effect of which would be to limit the ability of the Collateral Agent to freely sell the inventory without further consent or payment to the licensor or such other Person on and after the occurrence of an Event of a Default;

(j) is Inventory for which a Credit Party (i) is acting as a bailee or (ii) has received progress payments;

(k) is leased by a Credit Party, as lessor, to a third party;

(l) is acquired by a Credit Party after the Closing Date (other than from another Credit Party), unless and until such time as the Administrative Agent shall have received or conducted (1) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory acquired in such acquisition and (2) such other due diligence as the Administrative Agent may reasonably require in order to determine the appropriate advance rate against such Inventory, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent; provided that the foregoing shall only apply to Inventory to the extent (x) unless otherwise agreed to by the Administrative Agent in its Permitted Discretion, such Inventory is not of a substantially similar type to the Inventory included in the Borrowing Base or (y) such Inventory (together with all Accounts deemed ineligible pursuant to clause (s)(y) of the definition of “Eligible Accounts”) would account for more than 15% of the Borrowing Base;

(m) any Inventory which is excluded from the scope of any Security Document by virtue of the definition of “Excluded Collateral” (or equivalent terminology in any such Security Document);

(n) any Inventory which is subject to a Floor Plan Financing;

(o) in the case of Parts Inventory, any such Parts Inventory which is attached to any other Inventory which is subject to a Floor Plan Financing;

(p) any Inventory that was previously subject to a Floor Plan Financing, unless (i) the Administrative Agent shall have received evidence reasonably satisfactory to it that such Inventory is free and clear of any Liens relating to such Floor Plan Financing (including, without limitation, UCC financing statement terminations and/or PPSA financing change statements and evidence that any certificates of title with respect to such Inventory are not subject to any Lien) and (ii) such Inventory is subject to a first priority (subject to Permitted Borrowing Base Liens) perfected Lien in favor of the Collateral Agent;

(q) except as otherwise agreed by the Administrative Agent, does not conform in all material respects to the representations or warranties pertaining to Inventory set forth in the Credit Documents;

(r) such Inventory is not covered by casualty insurance (subject to customary deductibles);

(s) which is located at any location where the aggregate value of all Eligible Inventory of the Credit Parties at such location is less than $100,000; or

(t) such other Inventory identified as ineligible in the Initial Field Exam and Appraisal delivered on the Closing Date Borrowing Base Termination Date.

“Eligible Leased Parts Inventory” shall mean Leased Parts Inventory to the extent such Leased Parts Inventory meets the qualifications of “Eligible Inventory” (other than with respect to clauses (b), (c) and (k) of such definition) and to the extent such Leased Parts Inventory also meets each of the following requirements:

(a) a Credit Party has the right to subject such Leased Parts Inventory to a Lien in favor of the Collateral Agent;

(b) such Leased Parts Inventory is subject to a first priority (subject to Permitted Borrowing Base Liens) perfected Lien in favor of the Collateral Agent;

(c) the purchase price for such Leased Parts Inventory has been paid by a Credit Party in full;

(d) such Leased Parts Inventory is in good working order and condition (ordinary wear and tear excepted);

(e) subject to the rights of the lessee of such Leased Parts Inventory in possession of such Leased Parts Inventory in accordance with terms of the lease with respect thereto, such Leased Parts Inventory is not subject to any agreement which restricts the ability of a Credit Party to use, sell, transport or dispose of such Leased Parts Inventory or which restricts the Collateral Agent’s ability to take possession of, sell or otherwise dispose of such Leased Parts Inventory;

(f) such Leased Parts Inventory does not constitute “fixtures” under the applicable Laws of the jurisdiction in which such Leased Parts Inventory is located;

(g) such Leased Parts Inventory is (i) located at one of the locations in the continental United States or Canada set forth on Schedule 1.01(C), (ii) located on Real Property owned or leased by a Credit Party, in a contract warehouse, or with bailees or other third parties in the United States or Canada, and which Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (or in-transit from one such location to another such location), (iii) being leased by a customer of a Credit Party and used by such customer or the lessee of such customer at a location of such customer or the lessee of such customer in the United States or Canada pursuant to the terms of a Lease or other rental agreement entered into between such customer and such Credit Party or such customer and its lessee, as applicable, and as reflected in the records of such Credit Party or the Borrower or in transit to or from such location in the ordinary course of business, (iv) located at third-party locations for repair or maintenance in the ordinary course of business consistent with its current practices or in transit to or from such location in the ordinary course of business;

(h) such Leased Parts Inventory is not at the location of the seller of such Leased Parts Inventory to such Credit Party or in transit to such Credit Party or to the location of the lessee of such Leased Parts Inventory from such location of the seller, and which Leased Parts Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(i) such Leased Parts Inventory is available to rent to customers of a Credit Party in the ordinary course of business; and

(j) such Leased Parts Inventory is covered by casualty insurance (subject to customary deductibles).

“Eligible New Parts Inventory” shall mean all New Parts Inventory that is Eligible Inventory.

“Eligible Parts Inventory” shall mean all Eligible Leased Parts Inventory and all Eligible New Parts Inventory.

“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Lender (solely, in the case of a sale of a participation to such Person, to the extent that the list of Disqualified Lenders has been disclosed to all Lenders) and (iii) Platinum, Holdings, the Borrower and their respective Subsidiaries and Affiliates.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, notices of noncompliance or violation, and/or proceedings arising under or pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, territorial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, or occupational health and safety.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“Equity Offering” shall mean a public or private sale of either (1) Equity Interests of the Borrower by the Borrower (other than Disqualified Stock and other than to a Subsidiary of the Borrower or any direct or indirect parent of the Borrower) or (2) Equity Interests of a direct or indirect parent of the Borrower (other than to the Borrower, a Subsidiary of the Borrower or any direct or indirect parent of the Borrower), in each case other than public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, and any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Restricted Subsidiary of the Borrower, is treated as a “single employer” under Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is reasonably expected to be, “insolvent,” within the meaning of Section 4245 of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary would reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by the Borrower, a Restricted Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is reasonably expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which would reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article 11.

“Examiner” shall have the meaning provided in the definition of “Initial Field Exam and Appraisal.”

“Excluded Account” shall mean a Deposit Account, Securities Account or Commodity Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used solely for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party (including any account solely holding amounts representing fines, violations, fees and similar amounts paid by third parties and owed to municipalities), (iv) which is a zero balance Deposit Account, Securities Account or Commodity Account, (v) which is not otherwise subject to the disbursement provisions of this definition and, together with any other Deposit Accounts, Securities Accounts or Commodity Accounts that are excluded pursuant to this clause (v), have an average daily balance for any fiscal month of less than $3,000,000 in aggregate, (vi) which is a Venmo, Stripe, PayPal or other payment processor account or (vii) which is owned by a Specified Floor Plan Company and used solely for the purposes of collection of the proceeds of the sale of any assets subject to a Floor Plan Financing.

“Excluded Collateral” shall mean, with respect to (i) a U.S. Credit Party, the meaning provided in the U.S. Security Agreement, or (ii) a Canadian Credit Party, the meaning provided in the Canadian Security Agreement.

“Excluded Contributions” shall mean cash and/or Cash Equivalents received by the Borrower after the Closing Date from:

(1) contributions to its common equity capital; and

(2) the sale (other than to the Borrower or to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary of the Borrower) of capital stock (other than Disqualified Stock or Qualified Preferred Stock) of the Borrower;

in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower, the proceeds of which are excluded from the calculation set forth in Section 10.03(xii).

“Excluded Subsidiary” shall mean any Subsidiary of the Borrower that is (a) an Unrestricted Subsidiary, (b) a FSHCO, (c) not a Wholly-Owned Subsidiary of the Borrower or one or more of its Wholly-Owned Restricted Subsidiaries, (d) an Immaterial Subsidiary, (e) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period prior to such acquisition, (f) prohibited (but only for so long as such Subsidiary would be prohibited) by applicable law, rule or regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (g) prohibited (but only for so long as such Subsidiary would be prohibited) from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (h) a not-for-profit Subsidiary or a captive insurance company, (i) any other Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree in writing that the cost or other consequences of guaranteeing the Obligations (including any adverse tax consequences) shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (j) any Subsidiary that is not (i) a U.S. Subsidiary or (ii) a Canadian Subsidiary that is a Guarantor on the Closing Date, unless such Canadian Subsidiary, at the Borrower’s election, becomes a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of the Guaranty Agreement, and (k) any U.S. Subsidiary of a Foreign Subsidiary that is a CFC.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.01(e), (d) any Taxes imposed under FATCA and (e) any U.S. federal backup withholding under Section 3406 of the Code.

“Existing Investors” shall mean the investment funds affiliated with Energy Capital Partners, Capitol Acquisition Management IV, LLC, Capitol Acquisition Founder IV, LLC and certain other existing investors which, following the Transaction, will continue to own common stock and private warrants of Holdings.

“Existing Letters of Credit” shall mean each of the letters of credit set forth on Schedule 1.01(A) hereto.

“Existing Nesco Indenture” shall have the meaning provided in the definition of “Nesco Refinancing.”

“Existing Revolving Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Loan Commitments” shall mean one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Extended SEC Reporting Deadline” shall have the meaning assigned to such term in Section 9.01.

“Extending Lender” shall have the meaning provided in Section 2.19(c).

“Extension Amendment” shall have the meaning provided in Section 2.19(d).

“Extension Election” shall have the meaning provided in Section 2.19(c).

“Extension Request” shall have the meaning provided in Section 2.19(a).

“Extension Series” shall have the meaning provided in Section 2.19(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“FCCR Test Amount” shall have the meaning provided in Section 10.11(a).

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent; provided that if the rate determined in accordance with the foregoing is less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” shall mean that certain base fee letter, dated as of December 3, 2020, by and among the Borrower, Bank of America and BofA Securities, Inc., as amended, supplemented or otherwise modified by the joinders thereto entered into among the Borrower, PNC Capital Markets LLC, Wells Fargo Bank, N.A., Citibank, N.A., Deutsche Bank Securities Inc., BMO Capital Markets Corp., Fifth Third Bank, National Association, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., RBC Capital Markets, LLC, CIBC Bank USA, Stifel Nicolaus and Company, Incorporated, Blackstone Holdings Finance Co. L.L.C., OPY Credit Corp. and the other Commitment Parties.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.

“Financial Statements” shall have the meaning provided in Section 6.11.

“Fleet Inventory” shall mean utility trucks, specialty equipment and similar goods owned by the Credit Parties comprising the Credit Parties’ leased and rental equipment fleet and equipment fleet held for sale.

“Floor Plan Financing” shall mean financing arrangements pursuant to which a capital provider agrees to extend credit to a Specified Floor Plan Company to finance the purchase of vehicles and other related assets that are either held available for sale or as inventory by such Specified Floor Plan Company, and pursuant to which such Specified Floor Plan Company grants to such capital provider a security interest in such specific vehicles and other related assets financed by such capital provider and the proceeds thereof; provided that (i) no Subsidiary that is not a Specified Floor Plan Company shall be a borrower in respect of such arrangements and in no event shall such security interest apply to any Certificated Rental Equipment and (ii) the terms of any such Floor Plan Financing shall be substantially similar to the terms of any Floor Plan Financing in existence on the Closing Date with changes that are not materially adverse to the Lenders as determined by the Borrower and the Administrative Agent in their reasonable discretion.

“Foreign Subsidiaries” shall mean each Subsidiary of the Borrower that is not a U.S. Subsidiary.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure, except to the extent allocated to other Lenders under Section 2.11.

“Fronting Fee” shall have the meaning provided in Section 2.05(c).

“FSHCO” shall mean any Subsidiary that has no material assets other than (i) the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries of the Borrower that are CFCs or (ii) Equity Interests (or Equity Interests and Indebtedness) of one or more U.S. Subsidiaries of the Borrower that hold no material assets other than the assets described in clause (i).

“Governmental Authority” shall mean the government of the United States of America, Canada, any other, supranational authority (such as the European Union or the European Central Bank) or nation or any political subdivision thereof, whether state, provincial, territorial, municipal, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors, (y) any Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time it entered into a Bank Product with the Borrower or its Subsidiary and (z) any other Secured Creditor.

“Guarantor” shall mean and include Holdings, the Borrower (as it relates to Secured Bank Product Obligations) and each Subsidiary Guarantor. No Excluded Subsidiary shall be a Guarantor.

“Guaranty” shall mean, as to any Guarantor, the guarantees granted by such Guarantor pursuant to the terms of the Guaranty Agreement.

“Guaranty Agreement” shall have the meaning provided in Section 6.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, per- or polyfluoroalkyl substances and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.

“Holdings” shall have the meaning (i) on or after the Closing Date, the entity specified in the preamble hereto or (ii) after the Closing Date, any other Person (“New Holdings”) that is a direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) (“Previous Holdings”) and controlled by the Permitted Holders; provided that (a) New Holdings shall directly own 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c)(i) all capital stock of the Borrower and substantially all of the other assets of Previous Holdings shall be contributed or otherwise transferred, directly or indirectly, to New Holdings and pledged to secure the Obligations, (ii) all capital stock and all other assets of the Borrower and the Subsidiary Guarantors that constituted Collateral prior to such substitution shall remain Collateral and shall remain subject to Liens thereon securing the Obligations that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, and the priority and the perfection of such Liens shall be maintained at all times, and (iii) New Holdings shall enter into a Guaranty Agreement on substantially the same terms as the Guaranty Agreement of Previous Holdings, (d)(i) no Event of Default shall occur and be continuing at the time of such substitution and such substitution shall not result in any Event of Default and (ii) such substitution shall not result in any material adverse tax consequences in the aggregate, to the Lenders or, individually, to the Administrative Agent, (e) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and the Borrower shall promptly and in any event at least three (3) Business Days’ prior to the consummation of the transaction provide all information any Lender or the Administrative Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (f) New Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or any other jurisdiction permitted by the Administrative Agent in its reasonable discretion, (g) if reasonably requested by the Administrative Agent, (i) the Credit Parties shall execute and deliver amendments, supplements and other modifications to all Credit Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings and to give effect to the new Guaranty, in each case in form and substance substantially consistent with the instruments and agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent; provided that, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, delayed or denied), such amendments, supplements, modifications, instruments and/or agreements may be executed and delivered following such substitution and shall not constitute a condition to the effectiveness of New Holdings’ substitution for Previous Holdings and (ii) the Credit Parties shall execute and deliver any documentation reasonably necessary to comply with the local law requirements of the applicable jurisdiction and (h) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clauses (a), (c), (d)(i) and (h) of this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations as “Holdings” under the Credit Documents and any reference to “Holdings” in the Credit Documents shall refer to New Holdings.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Borrower that, as of the end of the most recently ended Test Period, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.00% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.00% of the combined revenues of the Borrower and the Restricted Subsidiaries for such period. For the avoidance of doubt, (x) at all times prior to the first delivery of financial statements pursuant to Section 9.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent prior to the date hereof and (y) any Subsidiary of the Borrower existing on the Closing Date that (1) is not a Guarantor on the Closing Date or (2) as of the Closing Date is not required to be a Guarantor pursuant to the requirements of Section 9.13, shall not, in each case, be deemed to be an “Immaterial Subsidiary” for purposes of the definition of “Excluded Subsidiary” and the requirements of Section 9.12.

“Increase Date” shall have the meaning provided in Section 2.15(b).

“Increase Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving Commitment Amendment” shall have the meaning provided in Section 2.15(d).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Swap Contracts and any Bank Product Debt or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (b) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (c) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than 10 Business Days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries or (d) obligations (including guarantees) in respect of any Floor Plan Financing (other than with respect to Section 10.12 or Section 11.04).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean all (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Independent Assets or Operations” shall mean, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.00% of such Parent Company’s corresponding consolidated amount.

“Initial Field Exam and Appraisal” shall mean a field examination and an inventory appraisal completed by one or more firms reasonably acceptable to the Administrative Agent (including, without limitation, the Administrative Agent’s internal field examination group) (collectively, the “Examiner”).

“Initial Lenders” shall have the meaning provided to such term in the Commitment Letter.

“Initial Maturity Date” shall mean the date that is five years after the Closing Date, or if such date is not a Business Day, the next preceding Business Day.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, in substantially the form of Exhibit M hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” shall mean that certain ABL Intercreditor Agreement in the form of Exhibit L, dated as of the Closing Date, by and among the Collateral Agent and the Secured Notes Agent, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.

“Interest Determination Date” shall mean the second Business Day prior to the commencement of any Interest Period relating to such Loan, unless market practice differs in the relevant interbank market for a currency, in which case the Interest Determination Date for that currency will be determined by the Administrative Agent in accordance with market practice in the relevant interbank market.

“Interest Period” shall mean, as to any Borrowing of a LIBO Rate Loan or CDOR Rate Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two (in the case of CDOR Rate Loans only), three or, in the case of a LIBO Rate Loan only, six, or, if agreed to by all Lenders, twelve months or less than one month thereafter, as the Borrower may elect, or the date any Borrowing of a LIBO Rate Loan or CDOR Rate Loan is converted to a Borrowing of a Base Rate Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Period” shall have the meaning assigned to such term in Section 10.11(b).

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, or, as applicable, in the PPSA, wherever located, in which any Person now or hereafter has rights, including, without limitation, all of each Credit Party’s now owned or hereafter acquired Fleet Inventory and Parts Inventory.

“Investments” shall have the meaning provided in Section 10.05.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” shall mean, as the context may require, (a) each of the Revolving Lenders with a Letter of Credit Commitment set forth on Schedule 2.01, (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates or branches of such Issuing Bank (including without limitation with respect to Letters of Credit with a co-applicant that is not a Credit Party), in which case the term “Issuing Bank” shall include any such affiliate or branch with respect to Letters of Credit issued by such affiliate or branch.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Landlord Lien Reserve” shall mean such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion with respect to leased locations or bailees of the Credit Parties where Eligible Fleet Inventory or Eligible Parts Inventory is located to the extent the Administrative Agent has not received a Landlord Lien Waiver and Access Agreement from the lessor or bailee at any such location; provided that such reserves for any location shall not exceed two (2) months’ rent at such location.

“Landlord Lien Waiver and Access Agreement” shall mean a Landlord Lien Waiver and Access Agreement, in a form reasonably approved by the Administrative Agent.

“Latest Maturity Date” shall mean, at any time, the latest maturity date applicable to any Loan or Commitment hereunder as of such date of determination.

“Laws” shall mean collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Creditors, in accordance with the provisions of Section 2.13.

“LC Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.13.

“LC Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all documents, instruments and agreements delivered by the Borrower or any Restricted Subsidiary of the Borrower that is a co-applicant in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the undrawn amount of all outstanding Letters of Credit.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)(i).

“LC Request” shall mean a request by the Borrower in accordance with the terms of Section 2.13(b) in form and substance reasonably satisfactory to the Issuing Bank.

“LCT Election” shall have the meaning provided in Section 1.05.

“LCT Test Date” shall have the meaning provided in Section 1.05.

“Lead Arrangers” shall mean BofA Securities, Inc., PNC Capital Markets LLC, Wells Fargo Bank, N.A., Citibank, N.A., Deutsche Bank Securities Inc., BMO Capital Markets Corp., Fifth Third Bank, National Association, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., RBC Capital Markets, LLC, CIBC Bank USA and Stifel Nicolaus and Company, Incorporated, in their capacities as joint lead arrangers and/or joint bookrunners for this Agreement.

“Leased Parts Inventory” shall mean all now owned and hereafter acquired Inventory of the Credit Parties, which is used to support and in the maintenance and repair of Fleet Inventory, including brakes, gears, rope, tension rods, winches, augers, control assemblies, poll pullers, core barrels, utility buckets, and other parts, in each case, which has been denoted as leased parts on the general ledger account of the Borrower or such other Credit Party and leased to a customer of such Credit Party; provided, that in no event shall Leased Parts Inventory include Fleet Inventory or New Parts Inventory.

“Leases” shall mean the written agreements between a Credit Party and an Account Debtor entered into in the ordinary course of business of such Credit Party for rental or lease of Fleet Inventory or Leased Parts Inventory by such Credit Party to such Account Debtor, including all schedules and supplements thereto.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), and, as the context requires, includes the Swingline Lender.

“Lender Party” shall have the meaning provided in Section 12.15.

“Lender Creditors” shall mean the Agents, the Lenders and the Indemnified Persons.

“Letter of Credit” shall mean any letters of credit issued or to be issued by any Issuing Bank for the account of the Borrower (or any Restricted Subsidiary of the Borrower, with the Borrower as a co-applicant thereof) pursuant to Section 2.13 to the extent the provisions of Section 2.13 are applicable thereto and shall include the Existing Letters of Credit; provided that no Issuing Bank shall be obligated to issue any Letter of Credit other than standby letters of credit.

“Letter of Credit Commitment” shall mean, with respect to any Issuing Bank, the amount set forth opposite its name on Schedule 2.01 under the heading “LC Commitments.”

“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date unless otherwise agreed by the Administrative Agent and the Issuing Bank.

“LIBO Rate” shall mean:

(a) for any Interest Period, with respect to any LIBO Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated) (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for deposits in the relevant currency with a term of one month commencing that day;

provided that, subject to Section 3.05, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, subject to Section 3.05, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and in no event in a manner less favorable than as applied to similarly situated borrowers in similar circumstances at such time. Notwithstanding any of the foregoing, the LIBO Rate shall not at any time be less than 0.00% per annum.

“LIBO Rate Loan” shall mean a Loan made by the Lenders to the Borrower which bears interest at a rate based on the LIBO Rate. LIBO Rate Loans may be denominated in Dollars or in an Alternative Currency (other than Canadian Dollars).

“LIBOR” shall have the meaning provided in the definition of “LIBO Rate.”

“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBO Rate.”

“LIBOR Successor Rate” shall have the meaning provided in Section 3.05.

“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed, documentary or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Transaction” shall mean any acquisition (including by way of merger or amalgamation) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a); in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing from a Person that is not an Affiliate of Holdings.

“Limited Originator Recourse” shall mean a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.

“Line Cap” shall mean an amount that is equal to the lesser of (a) the Revolving Commitments and (b) the then applicable Borrowing Base.

“Liquidity Event” shall mean the occurrence of a date when (a) Specified Excess Availability shall have been less than the greater of (i) 10.0% of the Line Cap and (ii) $56,000,000, in either case for five consecutive Business Days, until such date as (b) Specified Excess Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii) $56,000,000 for 30 consecutive calendar days.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, (b) to cease following directions or instructions given to such bank or other depository by any Credit Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loans” shall mean advances made to or at the instructions of the Borrower pursuant to Article 2 hereof and may constitute Revolving Loans, Swingline Loans or Overadvance Loans.

“Management Investor” shall mean any Person who is an officer or otherwise a member of management of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies on the Closing Date immediately after giving effect to the Acquisition or at any time thereafter.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Borrower or any Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Master Agreement” shall have the meaning provided to such term in the definition of “Swap Contract.”

“Material Adverse Effect” shall mean (a) on the Closing Date, a Closing Date Material Adverse Effect, and (b) after the Closing Date, (i) a material adverse effect on the business, assets, financial condition or results of operations of the Credit Parties and their Restricted Subsidiaries taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Collateral Agent, on behalf of the Lenders, taken as a whole, under the Credit Documents or (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.

“Maturity Date” shall mean the Initial Maturity Date or the Latest Maturity Date, as applicable.

“Minimum Equity Amount” shall have the meaning set forth in Section 6.06.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which the Borrower or a Restricted Subsidiary of the Borrower has any obligation or liability, including on account of an ERISA Affiliate.

“Nesco Refinancing” shall mean the repayment in full (or the satisfaction and discharge in full of the obligations under any related indentures or notes, as applicable) of any outstanding indebtedness under (i) that certain credit agreement, dated as of July 31, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Capitol Investment Merger Sub 2, LLC, the other entities party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) that certain indenture, dated as of July 31, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Nesco Indenture”), by and among Capitol Investment Merger Sub 2, LLC, as issuer, Capitol Intermediate Holdings, LLC, as a guarantor, the other guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent, pursuant to which Capitol Investment Merger Sub 2, LLC issued $475,000,000 aggregate principal amount of 10.000% senior secured notes due 2024, upon terms and subject to the provisions of the Existing Nesco Indenture.

“Net Book Value” shall mean, with respect to any Fleet Inventory, Cost minus accumulated depreciation for such Fleet Inventory calculated in accordance with U.S. GAAP.

“Net Orderly Liquidation Value” shall mean, with respect to Inventory owned by Credit Parties (other than Specified Floor Plan Companies) as of the date of the most recent Borrowing Base Certificate delivered hereunder, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Appraisal received by the Administrative Agent in accordance with Section 9.02 of this Agreement and, solely with respect to Parts Inventory, expressed as a percentage of book value of such Inventory.

“New Holdings” shall have the meaning provided in the definition of “Holdings.”

“New Parts Inventory” shall mean all now owned and hereafter acquired Inventory of the Credit Parties, which is used to support and in the maintenance and repair of Fleet Inventory, including brakes, gears, rope, tension rods, winches, augers, control assemblies, poll pullers, core barrels, utility buckets and other parts; provided, that in no event shall New Parts Inventory include Fleet Inventory or Leased Parts Inventory.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each Revolving Note or Swingline Note, as applicable.

“Notice of Borrowing” shall mean a notice substantially in the form of the relevant notice attached as Exhibit A-1 hereto or, in the case of a Swingline Borrowing, Exhibit A-2 hereto.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-3 hereto.

“Notice Office” shall mean the office of the Administrative Agent set forth in Schedule 13.03, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Noticed Hedge” shall mean any Secured Bank Product Obligations arising under a Swap Contract with respect to which the Borrower and the Secured Bank Product Provider thereof have notified the Administrative Agent of the intent to include such Secured Bank Product Obligations as a Noticed Hedge hereunder and with respect to which a Bank Products Reserve has subsequently been established in the maximum amount thereof.

“Obligations” shall mean (i) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans and Letters of Credit, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (in each case, including interest, fees, expenses and other amounts accruing during any case or proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such case or proceeding) and (ii) liabilities and indebtedness of the Borrower or any of its Restricted Subsidiaries owing under any Secured Bank Product Obligations (with respect to any Subsidiary Guarantor, other than any Excluded Swap Obligation of such Subsidiary Guarantor) entered into by the Borrower or any of its Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, other than in connection with any application of proceeds pursuant to Section 11.11, (x) obligations of any Credit Party or Restricted Subsidiary under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Original Currency” shall have the meaning provided in Section 13.21.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Currency” shall have the meaning provided in Section 13.21.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04).

“Outstanding Amount” shall mean, with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overadvance” shall have the meaning provided in Section 2.17.

“Overadvance Loan” shall mean a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent Company” shall mean any direct or indirect parent company of the Borrower (other than Platinum or any other Permitted Holder).

“Participant” shall have the meaning provided in Section 13.04(c).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Parts Inventory” shall mean all Leased Parts Inventory and all New Parts Inventory.

“Patent Security Agreement” shall have the meaning provided in the U.S. Security Agreement and/or the Canadian Security Agreement, as applicable.

“Patriot Act” shall have the meaning provided in Section 13.16.

“Payment Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would immediately result from any applicable action, (ii) (a) Specified Excess Availability on a Pro Forma Basis immediately after giving effect to such action would be at least the greater of (x) 12.5% of the Line Cap and (y) $75,000,000 and (b) over the 30 consecutive days prior to consummation of such action, Specified Excess Availability averaged no less than the greater of (x) 12.5% of the Line Cap and (y) $75,000,000, on a Pro Forma Basis for such action and (iii) if (a) Specified Excess Availability on a Pro Forma Basis immediately after giving effect to such action is less than 25% of the Revolving Commitments or (b) over the 30 consecutive days prior to consummation of such action, Specified Excess Availability averaged less than 25% of the Revolving Commitments on a Pro Forma Basis for such action, the Consolidated Fixed Charge Coverage Ratio would be at least 1.00 to 1.00 on a Pro Forma Basis for such action.

“Payment Office” shall mean the office of the Administrative Agent set forth on Schedule 13.03 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall have the meaning provided in the U.S. Security Agreement and/or the Canadian Security Agreement, as applicable.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (i) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (ii) all applicable requirements of Section 9.14 are satisfied.

“Permitted Borrowing Base Liens” shall mean Liens on the Collateral permitted by Sections 10.01(i), (ii), (xi), (xii), (xxiii) and (xxv) ((x)in the case of clauses (ii), (xi) and (xxiii), subject to compliance with clauses (c) and (d) of the definition of “Eligible Inventory,” (y) in the case of clause (xxv), such Lien does not secure any Indebtedness for borrowed money and only secures obligations in respect of customary fees owing to the applicable depositary bank with respect to accounts in which Eligible Cash is maintained and (z) in each case, solely to the extent any such Lien set forth in clause (ii), (xi), (xii) or (xxiii) arises by operation of law).

“Permitted Discretion” shall mean reasonable credit judgment made in good faith in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment or adjustment of Reserves (or the modification of eligibility standards and criteria) shall require that (a) such establishment, adjustment or imposition after the Closing Date Borrowing Base Termination Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date Borrowing Base Termination Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date Borrowing Base Termination Date, unless the Borrower and the Administrative Agent otherwise agree in writing (for the avoidance of doubt, it is understood that such Reserves may be established after the Closing Date Borrowing Base Termination Date pursuant to the terms of Section 9.17), (b) the contributing factors to the imposition of any Reserves shall not duplicate the exclusionary criteria set forth in the definitions of Eligible Accounts, Eligible Inventory, Eligible Fleet Inventory, Eligible Leased Parts Inventory or Eligible New Parts Inventory, as applicable, and vice versa and (c) the amount of any such Reserve so established or the effect of any adjustment shall be a reasonable quantification (as reasonably determined by the Administrative Agent) of the incremental Dilution of the Borrowing Base attributable to such contributing factors.

“Permitted Encumbrances” shall mean, with respect to any Real Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto.

“Permitted Holders” shall mean (i) Platinum, (ii) any Related Party of Platinum or any other Existing Investors, (iii) Management Investors, (iv) Existing Investors and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i) through (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Borrower or any of its direct or indirect parent entities held by such “group.”

“Permitted Investment” shall have the meaning provided in Section 10.05.

“Permitted Junior Debt” shall mean any Permitted Junior Notes and any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean any Permitted Junior Notes Documents and the Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrower or a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause (iii)), in either case, except any Permitted Refinancing Indebtedness incurred with respect to the foregoing to the extent such Indebtedness does not otherwise meet the requirements set forth in this clause (iii), prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for any other Revolving Loans then outstanding, (iv) [reserved], (v) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement, and (vi) the other terms and conditions (excluding pricing and optional prepayment or redemption terms), taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders of the Permitted Junior Loans than those with respect to this Agreement; provided that (x) any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary evidenced by a note security and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (vi) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrower or any Subsidiary Guarantor or shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for any other Revolving Loans then outstanding, (iii) [reserved], (iv) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (v) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vi) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement, and (vii) the other terms and conditions (excluding pricing and optional prepayment or redemption terms), taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of the Permitted Junior Notes than those with respect to this Agreement; provided that any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean Indebtedness incurred by the Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1) the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest and fees on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;

(2) such Permitted Refinancing Indebtedness has a:

(a) Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);

(3) to the extent such Permitted Refinancing Indebtedness refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt; and

(4) subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness of a Subsidiary Guarantor and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.

“Permitted Restricted Cash” shall mean cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries that is subject to no Liens other than (i) nonconsensual Liens permitted by Section 10.01 and (ii) Liens in favor of or pursuant to (x) any Credit Document or any Secured Notes Document and (y) any Permitted Junior Debt Document and any Permitted Junior Notes, in the case of this clause (y), to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, unlimited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Canadian Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Restricted Subsidiary of the Borrower or with respect to which the Borrower or a Restricted Subsidiary of the Borrower has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Plan of Reorganization” shall mean any plan of reorganization, liquidation, compromise, arrangement, adjustment or composition or any proposal or other similar dispositive restructuring plan pursuant to any Debtor Relief Laws.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Platinum” shall mean Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreement, as applicable.

“PPSA” shall mean the Personal Property Security Act (Alberta) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Collateral Agent’s Liens on any applicable Collateral are governed by the personal property security laws or other applicable laws of any jurisdiction in Canada other than Alberta, PPSA shall mean those personal property security laws or such other applicable laws (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Previous Holdings” shall have the meaning provided in the definition of “Holdings.”

“Pre-Adjustment Successor Rate” shall have the meaning provided in Section 3.05(c).

“Prime Rate” shall mean the rate publicly announced from time to time by the Administrative Agent as its “prime rate,” such “prime rate” to change when and as such prime lending rate changes. The Prime Rate is set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio and the calculation of Consolidated Total Assets, Consolidated EBITDA and Availability, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness if such Swap Contract has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate;

(4) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrower (or any successor thereto) or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower, any direct or indirect parent of the Borrower or any Qualified Reporting Subsidiary (or any successor thereto)) and are reasonably anticipated to be realized within 24 months after the date of such pro forma calculation or after the consummation of any change that is expected to result in such cost savings, operating expense reductions, operating improvements or synergies, (b) the aggregate amount added in respect of this definition of “Pro Forma Cost Savings” shall not exceed with respect to any four quarter period, 25% of Consolidated EBITDA for such period (calculated after giving effect to any giving effect to any such adjustments) and (c) no cost savings, expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.

“Pro Forma Financial Statements” shall have the meaning provided in Section 6.11.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.

“Pro Rata Share” shall mean, with respect to each Lender at any time, either (i) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Aggregate Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time, and (ii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Revolving Exposures at such time. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Projections” shall mean the detailed projected consolidated financial statements of the Borrower and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“Properly Contested” shall mean with respect to any obligation of a Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with U.S. GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Credit Party; (e) no Lien is imposed on assets of the Credit Party, unless bonded and stayed to the reasonable satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Protective Advances” shall have the meaning provided in Section 2.18.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean as to any Person, costs relating to compliance with the provisions of the U.S. Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Borrower or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“QFC Credit Support” shall have the meaning provided in Section 13.25(a).

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings or the Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings or the Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests or Qualified Preferred Stock of Holdings or the Borrower or cash in lieu of fractional shares, as applicable, or any Equity Interests of any direct or indirect Parent Company of Holdings or the Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or the Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings or the Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Qualified Reporting Subsidiary” shall have the meaning provided in Section 9.01(c).

“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1) the board of directors of the Borrower or the applicable Restricted Subsidiary shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Borrower or the applicable Restricted Subsidiary;

(2) all sales of accounts receivable and related assets to the Securitization Entity are made at fair market value (as determined in good faith by the Borrower or the applicable Restricted Subsidiary) and may include Standard Securitization Undertakings; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse.

Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of any Credit Party to secure Indebtedness or other obligations under this Agreement or the Secured Notes Indenture shall not be deemed a Qualified Securitization Transaction.

“Real Property” of any Person shall mean, collectively, the right, title and interest (including heritable interest) of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles or intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean (a) any accounts receivable and the proceeds thereof owed to a Borrower or a Restricted Subsidiary subject to a Receivables Facility and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by a Borrower or a Restricted Subsidiary to a commercial bank in connection with a Receivables Facility; provided that no asset included in the Borrowing Base shall constitute a Receivables Asset.

“Receivables Facility” shall mean an agreement between the Borrower or a Restricted Subsidiary and a commercial bank that is entered into at the request of a customer of the Borrower or a Restricted Subsidiary, pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank accounts receivable owing by such customer, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, and (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Borrower and such Restricted Subsidiary.

“Recipient” shall mean the Administrative Agent, any Lender and any Issuing Bank.

“Recovery Event” shall mean the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation or expropriation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Restricted Subsidiaries in respect of any such event.

“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis.”

“Refinanced Debt” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”

“Refinancing” shall mean the Nesco Refinancing and the Target Refinancing.

“Register” shall have the meaning provided in Section 13.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Adjustment” shall mean, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(A) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(B) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Party” shall mean (a) with respect to Platinum Equity Advisors, LLC and the Existing Investors, (i) any investment fund controlled by or under common control with Platinum Equity Advisors, LLC or the Existing Investors, any officer or director of the foregoing Persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to any officer of the Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the Persons described in clause (b)(i) above or any combination of these identified relationships; and (c) with respect to any Agent, such Agent’s Affiliates and branches and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates and branches.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Rental Equipment” shall mean utility equipment, vehicles and other equipment that is determined in the good faith of the Borrower to be held for the purpose of renting such equipment and vehicles to customers of the Borrower and its Subsidiaries.

“Replaced Lender” shall have the meaning provided in Section 3.04.

“Replacement Lender” shall have the meaning provided in Section 3.04.

“Reporting Extension Provision” shall have the meaning specified in Section 9.01.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.

“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, official administrative pronouncement, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” shall have the meaning provided in Section 2.10(d).

“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion, including but not limited to reserves against Availability, Eligible Accounts, Eligible Parts Inventory and Eligible Fleet Inventory, Dilution Reserves, the Canadian Priority Payables Reserve and Landlord Lien Reserves, plus any Bank Product Reserves.

Notwithstanding the foregoing or anything contrary in this Agreement, (a) no Reserves shall be established or changed and no modifications to eligibility criteria or standards made, in each case, except upon not less than three (3) Business Days’ prior written notice to the Borrower, which notice shall include a reasonably detailed description of such Reserve being established or the modification to eligibility criteria or standards being made (during which period (i) the Administrative Agent shall, if requested, discuss any such Reserve, change or modification with the Borrower, (ii) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve, change or modification thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change or modification thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (iii) no Credit Extensions shall be made to the Borrower if after giving effect to such Credit Extension the Availability Conditions would not be met after taking into account such Reserves), provided that no Landlord Lien Reserves may be established prior to the date that is 120 days after the Closing Date, (b) no Reserves shall be established with respect to any surety or performance bond in which guarantees, letters of credit, bonds or similar arrangements are issued to facilitate the Credit Parties’ business, except to the extent (i) any assets included in the Borrowing Base are subject to a perfected Lien securing reimbursement obligations in respect of such surety or performance bond and such Liens are pari passu or senior to the Liens securing the Obligations hereunder or (ii) the counterparties to any such surety bond have made demands for cash collateral which have not been satisfied, (c) the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve and any modification to eligibility criteria and standards, shall have a direct and reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (d) no Reserve shall be established to the extent that such Reserve would be duplicative of any specific item excluded as ineligible in the definitions of “Eligible Account,” “Eligible Inventory,” “Eligible Fleet Inventory,” “Eligible Leased Parts Inventory” or “Eligible New Parts Inventory” or of any then-existing Reserve, reserves or criteria deducted in computing Cost, market value, Net Book Value or the Net Orderly Liquidation Value of any of the foregoing or constitute a general Reserve applicable to all Inventory or Accounts that is the functional equivalent of a decrease in advance rates.  Notwithstanding clause (i) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of six (6) Business Days.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director, director, company secretary, treasurer or assistant treasurer, controller, secretary or assistant secretary, or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of the Borrower, or any other officer of the Borrower having substantially the same authority and responsibility. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower other than any Unrestricted Subsidiary. Any Subsidiary Borrowers and the Subsidiary Guarantors shall at all times constitute Restricted Subsidiaries.

“Returns” shall have the meaning provided in Section 8.09.

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in an Alternative Currency, (ii) each date of a continuation of a LIBO Rate Loan or CDOR Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) for purposes of calculating the Unused Line Fee, the last day of any fiscal quarter and (iv) such additional dates as the Administrative Agent shall determine or require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) for purposes of calculating the Unused Line Fee, the LC Participation Fee and the Fronting Fee, the last day of any fiscal quarter; and (c) if required by the Administrative Agent or the Required Lenders, any date on which the Dollar Equivalent of the Outstanding Amount, as recalculated based on the exchange rate therefor quoted in the Wall Street Journal on the respective date of determination pursuant to this exception, would result in an increase in the Dollar Equivalent of such Outstanding Amount by 10% or more since the most recent prior Revaluation Date.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $750,000,000.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a).

“Revolving Commitment Increase Notice” shall have the meaning provided in Section 2.15(b).

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loans” shall mean advances made pursuant to Section 2 hereof.

“Revolving Note” shall mean each revolving note substantially in the form of Exhibit B hereto.

“Rollover Financing” shall have the meaning provided in Section 6.06.

“Rollover Investors” shall have the meaning assigned to the term “Rollover Holders” in the Acquisition Agreement.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Government of Canada or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person subject to Sanctions as a result of being owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the Government of Canada, the United Nations Security Council, the European Union or any European Union member state.

“Scheduled Unavailability Date” shall have the meaning provided in Section 3.05(c).

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b).

“Section 9.01 Reporting Deadline” shall have the meaning provided in Section 9.01(c).

“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time it entered into a Bank Product with the Borrower or its Restricted Subsidiary, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates and branches) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by the Borrower or such provider to the Administrative Agent from time to time) as long as no Default or Event of Default then exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

“Secured Bank Product Provider” shall mean, at the time of entry into a Bank Product with the Borrower or its Subsidiary (or, if such Bank Product exists on the Closing Date, as of the Closing Date) the Administrative Agent, any Lender or any of their respective Affiliates or branches that is providing a Bank Product; provided such provider delivers written notice to the Administrative Agent, substantially in the form of Exhibit D hereto, by the later of ten (10) days following (x) the Closing Date and (y) creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.12.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents, but including in any event (and for all purposes under the Credit Documents) any branch or affiliate of a Lender who makes Loans on behalf of such Lender pursuant to Section 2.02(b).

“Secured Notes” shall mean the senior secured second lien notes issued under the Secured Notes Indenture.

“Secured Notes Agent” shall mean, Wilmington Trust, National Association, as trustee and notes collateral agent under the Secured Notes Indenture.

“Secured Notes Documents” shall mean the Secured Notes Indenture, the “Security Documents” as such term is defined in the Secured Notes Indenture and all other documents executed and delivered with respect to the Secured Notes or the Secured Notes Indenture, as the same may be amended, restated, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof.

“Secured Notes Indenture” shall mean that certain Indenture, dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Holdings, the Borrower, the other guarantors party thereto and the Secured Notes Agent, pursuant to which $920,000,000 aggregate principal amount of 5.500% senior secured second lien notes due 2029 were issued.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securitization Assets” shall mean (a) the accounts receivable subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or any Restricted Subsidiary to a Securitization Entity in connection with a Securitization Transaction; provided that no asset included in the Borrowing Base shall constitute a Securitization Asset.

“Securitization Entity” shall mean a Wholly-Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with the Borrower in which the Borrower or any Restricted Subsidiary of the Borrower makes an Investment and to which the Borrower or any Restricted Subsidiary of the Borrower transfers Securitization Assets) that is designated by the governing body of the Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Borrower or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (b) is recourse to or obligates the Borrower or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (c) subjects any asset of the Borrower or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(2) with which neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3) to which neither the Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction or a Receivables Facility.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Securitization Transaction or a Receivables Facility, as applicable, to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by the Borrower, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Borrower, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, the Borrower or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by the Borrower or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Borrower or any of its Restricted Subsidiaries which arose in the ordinary course of business of the Borrower or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (other than any assets included in the Borrowing Base).

“Security Documents” shall mean each U.S. Security Document, each Canadian Security Document, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document.

“Settlement Date” shall have the meaning provided in Section 2.14(b).

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, complementary or corollary to any line of business engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“SOFR” with respect to any Business Day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under Debtor Relief Laws or applicable laws relating to fraudulent transfers and conveyances (or, as regards a Canadian Credit Party, is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada)); and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“Specified Equity Contribution” shall have the meaning provided in Section 10.11(b).

“Specified Event of Default” shall mean any Event of Default arising under Section 11.01, 11.03(i) (solely relating to a failure to comply with Section 10.11 or Section 9.17(c), (d), (e) or (f)), 11.02 (solely with respect to any material inaccuracy in any Borrowing Base Certificate), 11.03(ii) or 11.05.

“Specified Excess Availability” shall mean, at any time, the sum of (a) Availability at such time plus (b) 5.0% of Specified Suppressed Availability (which shall not be less than zero) at such time.

“Specified Floor Plan Companies” shall mean any entity that is a borrower under a Floor Plan Financing, which (a) as of the Closing Date, shall be Custom Truck & Equipment, LLC, a Missouri limited liability company, and (b) after the Closing Date, shall be each Subsidiary identified in a Compliance Certificate as a Specified Floor Plan Company pursuant to Section 9.01(e)(iii) or otherwise from time to time.

“Specified Permitted Adjustments” shall mean all adjustments of the type or nature identified in the calculation of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” as set forth in the section entitled, “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information and Other Data” in the offering memorandum for the Secured Notes to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.01, 8.02, 8.03(iii) (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence of such tranche of Revolving Loans in the case of the Borrower, the provision or reaffirmation of the applicable Guaranty in the case of each Guarantor and the grant or reaffirmation of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(c) (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(d) (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11, 8.15 (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof and solely with respect to the Patriot Act, applicable Sanctions, and Anti-Corruption Laws) and 8.16.

“Specified Suppressed Availability” shall mean an amount, if positive, by which the Borrowing Base exceeds the Aggregate Commitments.

“Sponsors” shall mean, collectively, Platinum, Capitol Acquisition Founder IV, LLC, The Blackstone Group Inc. and Energy Capital Partners III, LP and, in each case, its Affiliates (excluding any operating portfolio company thereof).

“Spot Rate” shall mean the exchange rate, as reasonably determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s principal foreign exchange trading office for the first currency.

“Springing Financial Covenant” shall mean the springing financial covenant set forth in Section 10.11(a).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any of its Subsidiaries which the Borrower has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” shall mean any Indebtedness that is expressly subordinated in right of payment to the Obligations.

“Subsequent Transaction” shall have the meaning provided in Section 1.05.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Borrower” shall mean each Subsidiary of the Borrower that becomes a party to this Agreement in accordance with the requirements of this Agreement.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary that becomes a party to the Guaranty Agreement on the Closing Date, as well as each Restricted Subsidiary that becomes a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of the Guaranty Agreement.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%.”

“Supported QFC” shall have the meaning provided in Section 13.25.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.12.

“Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-2 hereto.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall have the meaning provided in the recitals hereto.

“Target Person” shall have the meaning provided in Section 10.05.

“Target Refinancing” shall mean the repayment in full of the indebtedness of the Target under that certain Credit Agreement, dated as of April 18, 2017, by and among the Company (f/k/a Utility One Source, L.P.), CTOS, LLC (f/k/a UOS, LLC), the other entities party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered or are otherwise internally available; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder or are otherwise internally available, “Test Period” shall mean the four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.11.

“Threshold Amount” shall mean the greater of $100,000,000 and 30.0% of Consolidated EBITDA.

“Titled Goods” means vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing of financing statements under the UCC) or (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction.

“Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and the incurrence of Loans (if any) on the Closing Date, (ii) the consummation of the Acquisition pursuant to the terms of the Acquisition Agreement, (iii) the entering into of the Secured Notes Indenture and the issuance of the Secured Notes on or before the Closing Date, (iv) the Additional Equity Investment, (v) the Cash Equity Financing, (vi) the Rollover Financing, (vii) the Refinancing and (viii) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums, commissions and expenses payable by Holdings, the Borrower and its Subsidiaries in connection with the transactions described in clauses (i) through (vi) of the definition of “Transaction.”

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, LIBO Rate Loan or CDOR Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” shall mean in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01(B), except to the extent redesignated as a Restricted Subsidiary in accordance with Section 9.16 and (ii) any other Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16; provided, however, that (a) no Subsidiary Borrower shall be designated as an Unrestricted Subsidiary unless released from its obligations as a Subsidiary Borrower concurrently with or after satisfaction of all applicable conditions to such designation in accordance with Section 9.16, (b) any Subsidiary of an Unrestricted Subsidiary shall automatically be deemed an Unrestricted Subsidiary and (c) each Securitization Entity shall be deemed an Unrestricted Subsidiary.

“Unused Line Fee” shall have the meaning provided in Section 2.05(a).

“Unused Line Fee Rate” shall mean, (a) initially, 0.375% per annum and (b) from and after June 30, 2021 the rate shall be adjusted quarterly on a prospective basis, (x) if the average daily unused portion of Revolving Commitments during the immediately preceding fiscal quarter is greater than 50% of the Revolving Commitments, 0.375% per annum on the average daily amount by which the Revolving Commitments exceed the Revolving Exposure of all Lenders, and (y) if the average daily unused portion of Revolving Commitments is less than or equal to 50% of the Revolving Commitments, 0.250% per annum on the average daily amount by which the Revolving Commitments exceed the Revolving Exposure of all Lenders, in each case, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears.

“UOS GP” shall have the meaning provided in the recitals hereto.

“U.S. Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by any U.S. Credit Party pursuant to the any Security Document (including any Additional Security Documents) or will be granted in accordance with requirements set forth in Section 9.13, including, without limitation, collateral as described in the U.S. Security Agreement. For the avoidance of doubt, in no event shall U.S. Collateral include Excluded Collateral or any interests in Real Property.

“U.S. Credit Party” shall mean Holdings, the Borrower and each U.S. Subsidiary that is or becomes a Subsidiary Guarantor.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. Dominion Account” shall mean a special concentration account established by the Borrower in the United States, at a bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Credit Documents.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall mean the U.S. Security Agreement executed by each U.S. Credit Party as of the date of this Agreement creating security interests over certain assets of such U.S. Credit Parties.

“U.S. Security Documents” shall mean the U.S. Security Agreement, each Deposit Account Control Agreement of a U.S. Credit Party, and, after the execution and delivery thereof, each Additional Security Document of a U.S. Credit Party.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.28.

“U.S. Sweep” shall have the meaning provided in Section 9.17(c).

“U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is incorporated, formed or otherwise organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.01(e)(ii)(B)(3).

“VI Blocker” shall have the meaning provided in the recitals hereto.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a U.S. Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clause (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally and Certain Interpretive Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full of the Obligations or the Obligations having been repaid in full, or words of similar import, shall mean (i) the payment or repayment in full of all such Obligations (other than (x) LC Exposure of the type described in clause (a) of the definition thereof, (y) contingent indemnification Obligations for which no claim has been asserted and (z) Secured Bank Product Obligations), (ii) the receipt by the Administrative Agent of Cash Collateral in order to secure LC Exposure of the type described in clause (b) of the definition thereof, and (iii) the termination of all of the Commitments of the Lenders. For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), it is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), respectively, but may instead be permitted in part under any combination thereof (it being understood that the Borrower may utilize amounts under any category that is subject to any financial ratio or test, including the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, Payment Conditions or Distribution Conditions, prior to amounts under any other category. For purposes of determining compliance at any time with Sections 10.01, 10.03, 10.04 and 10.05, in the event that any Lien, Dividend, Investment or Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 10.01, 10.03, 10.04 and 10.05, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) (except reclassification into any category or item that is subject to Payment Conditions or Distribution Conditions) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category by providing written notice to the Administrative Agent at the Administrative Agent’s reasonable request of the amount of Indebtedness, Dividends, Investments or Liens to be reclassified and certifying that such Indebtedness, Dividends, Investments or Liens, as applicable, could be incurred under such other category on the date of such notice. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “gross negligence or willful misconduct” shall be deemed to include “gross or intentional fault” and (xi) all references to “foreclosure” or similar terms shall be deemed to include the “exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 1.03 Exchange Rates; Currency Equivalent. All references in the Credit Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Credit Document in a currency other than Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate. The Borrower shall report value and other Borrowing Base components to the Administrative Agent in the currency invoiced by the Borrower or shown in the Borrower’s financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Borrower shall repay such Obligation in such other currency.

Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached, (iii) any basket is exceeded or (iv) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

Section 1.04 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders with Commitments in respect of the subfacility under which such additional Alternative Currency is being requested consent to making Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.04, the Administrative Agent shall promptly so notify the Borrower.

Section 1.05 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction (other than (a) the making by any Lender or Issuing Bank, as applicable, of any Credit Extension unless otherwise agreed by such Lender or Issuing Bank and (b) determining Availability for purposes of the Payment Conditions or Distribution Conditions, other than with respect to any Limited Condition Transaction that is to be financed solely with proceeds of newly committed financing not constituting Commitments hereunder), for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated Total Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Fixed Charge Coverage Ratio;

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets, as applicable); or

(iii) determining other compliance with this Agreement (including the determination that representations and warranties are true and correct and that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger or amalgamation) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of the most recently ended Test Period at the time of) (x) the irrevocable declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided, that, notwithstanding anything to the contrary herein, if financial statements for one or more subsequent Test Periods shall have become available, the Borrower may elect, in its sole discretion, to re-determine all such baskets, ratios or tests, with respect to, or as of the last day of, the most recently ended Test Period on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the LCT Test Date for purposes of such baskets, ratios and tests. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.06 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of Holdings that is required to be joined as a Credit Party pursuant to Section 9.12 shall, from the time of the requirement that such Subsidiary be joined as a Credit Party pursuant to Section 9.12 until the completion of such joinder, be deemed for the purposes of Article 10 of this Agreement to be a Credit Party from and after the date of formation or acquisition of such subsidiary; provided that this Section 1.07 shall only apply to the extent such Subsidiary is actually subsequently joined as a Credit Party pursuant to Section 9.12.

ARTICLE 2 Amount and Terms of Credit.

Section 2.01 The Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars or in one or more Alternative Currencies, if any, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans.

(a) Each Revolving Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, equal to the amount requested by the Borrower, and (B) in the case of LIBO Rate Loans, an integral multiple of $250,000 and not less than $1,000,000 and (C) in the case of CDOR Rate Loans, an integral multiple of C$250,000 and not less than C$1,000,000, or (ii) equal to the remaining available balance of the Revolving Commitments.

(b) Subject to Section 3.01, each Borrowing of Revolving Loans shall be comprised entirely of Base Rate Loans, LIBO Rate Loans or CDOR Rate Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any LIBO Rate Loan or CDOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not limit or expand the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or cause the Borrower to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided, further, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate, by not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to the Designated Account (or such other deposit account of the Borrower specified in the applicable Notice of Borrowing) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.13(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each applicable Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in Dollars), a CDOR Rate Loan with an Interest Period of one month (for LC Disbursements denominated in Canadian Dollars) or a LIBO Rate Loan with an Interest Period of one month (for LC Disbursements denominated in any other currency) of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.13(e) prior to the time that any Lender makes any payment pursuant to this clause (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower, severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this clause (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06, and (ii) in the case of such Lender, at the Base Rate (for Dollars), the CDOR Rate with an Interest Period of one month (for Canadian Dollars) or the LIBO Rate with an Interest Period of one month for all other currencies.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) (i) in the case of a Borrowing of LIBO Rate Loans, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Borrowing of CDOR Rate Loans, not later than 1:00 p.m., Toronto time, three Business Days before the date of the proposed Borrowing to the Administrative Agent’s Toronto office or (iii) in the case of a Borrowing of Base Rate Loans (other than Swingline Loans), not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing. Notwithstanding the foregoing, if the Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, three or six months in duration, or if agreed to by all Lenders, twelve months or less than one month in duration with the consent of the Administrative Agent, in each case as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days before the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to each Lender with a relevant Revolving Commitment of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the proposed date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by such Lenders. Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 2.09 and 3.01, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(a) the name of the Borrower;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of LIBO Rate Loans or a Borrowing of CDOR Rate Loans;

(e) in the case of a Borrowing of LIBO Rate Loans or CDOR Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02;

(g) the currency of the Borrowing;

(h) the amount of Eligible Cash as of the close of business on the Business Day prior to the date of such notice and the remaining Availability after adjusting for the proposed Borrowing; and

(i) that the conditions set forth in Article 6 or Article 7, as applicable, are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans (for Borrowings in U.S. Dollars) and CDOR Rate Loans with an Interest Period of one month’s duration (for Borrowings in Canadian Dollars). If no Interest Period is specified with respect to any requested Borrowing of LIBO Rate Loans or CDOR Rate Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then the requested Borrowing shall be made in U.S. Dollars. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

This Section 2.03 shall not apply to Swingline Loans, the borrowing of which shall be in accordance with Section 2.12.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B.

Section 2.05 Fees.

(a) Unused Line Fee. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee in Dollars equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolving Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on each Adjustment Date, commencing on or about July 1, 2021.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (“LC Participation Fee”) in Dollars with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on LIBO Rate Loans pursuant to Section 2.06, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among the Borrower and such Issuing Bank from time to time. LC Participation Fees and Fronting Fees shall be payable on each Adjustment Date, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this clause (c) shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders). Once paid, none of the fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) Base Rate Loans. Subject to the provisions of Section 2.06(d), the Loans comprising each Borrowing of Base Rate Loans, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b) LIBO Rate Loans. Subject to the provisions of Section 2.06(d), the Loans comprising each Borrowing of LIBO Rate Loans shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) CDOR Rate Loans. Subject to the provisions of Section 2.06(d), the Loans comprising each Borrowing of CDOR Rate Loans shall bear interest at a rate per annum equal to the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans.

(e) Accrued interest on each Loan shall be payable in arrears (i) in the case of Base Rate Loans, on each Adjustment Date, commencing with July 1, 2021, for such Base Rate Loans, (ii) in the case of LIBO Rate Loans or CDOR Rate Loans, at the end of the current Interest Period therefor and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in the case of all Revolving Loans, upon termination of the Revolving Commitments; provided that (x) interest accrued pursuant to clause (d) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date, at the end of the current Interest Period and upon termination of the Revolving Commitments, as applicable, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any LIBO Rate Loan or CDOR Rate Loans prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder for Base Rate Loans (including Base Rate Loans determined by reference to the LIBO Rate) shall be computed on the basis of a year of 365/366 days. All interest hereunder for Loans denominated in Canadian Dollars shall be computed on the basis of a year of 365 days. All other computations of interest and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, CDOR Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(g) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 or 365 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on the number of days in the calendar year, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, 365 or such other period of time that is less than the calendar year, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(h) If any provision of this Agreement or of any of the other Credit Documents would obligate any Canadian Credit Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.06, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Canadian Credit Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the applicable Canadian Credit Parties. Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.07 Termination and Reduction of Commitments.

(a) The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is (x) an integral multiple of $1,000,000 or (y) the entire remaining Revolving Commitments; and (ii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Revolving Exposures would exceed the Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under clause (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period as the Administrative Agent shall agree in its reasonable discretion), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each such notice shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations or other contingent transactions, such notice shall not be irrevocable until such refinancing is closed and funded or other contingent transactions have been consummated. Any effectuated termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the relevant Lenders in accordance with their respective Revolving Commitments.

Section 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of LIBO Rate Loans or CDOR Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of LIBO Rate Loans or CDOR Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than 10 Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-3, unless otherwise agreed to by the Administrative Agent and the Borrower.

(c) Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of LIBO Rate Loans or a Borrowing of CDOR Rate Loans;

(iv) the currency of the resulting Borrowing; and

(v) if the resulting Borrowing is a Borrowing of LIBO Rate Loans or CDOR Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Notice of Conversion/Continuation requests a Borrowing of LIBO Rate Loans or CDOR Rate Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.

(d) Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Notice of Conversion/Continuation with respect to a Borrowing of LIBO Rate Loans denominated in Dollars is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans. If a Notice of Conversion/Continuation with respect to a Borrowing of CDOR Rate Loans or LIBO Rate Loans denominated in an Alternative Currency is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of LIBO Rate Loans or CDOR Rate Loans, (ii) unless repaid, each Borrowing of LIBO Rate Loans shall be converted to a Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto and (iii) each Borrowing of CDOR Rate Loans shall be repaid at the end of the Interest Period applicable thereto and may be reborrowed as a Borrowing of Base Rate Loans.

Section 2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (subject to Section 3.02), any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 (or the Dollar Equivalent thereof).

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all of the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.13(j).

(ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Revolving Exposures would exceed the Line Cap then in effect, after giving effect to such reduction, then the Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iii) In the event that the Aggregate Exposures at any time exceed the Line Cap then in effect, the Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(c) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of Section 2.09(c). Unless during a Liquidity Period, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on the Swingline Loans; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable by the Borrower on the Revolving Loans and other amounts due pursuant to Sections 3.02 and 5.01; fifth, to the principal balance of the Revolving Loans until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to the Borrower or to such party as otherwise required by law.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay LIBO Rate Loans and CDOR Rate Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of LIBO Rate Loans or CDOR Rate Loans, as applicable, on the last day of the then next expiring Interest Period for LIBO Rate Loans or CDOR Rate Loans, as applicable, (with all interest accruing thereon for the account of the Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Borrowing of LIBO Rate Loans, to the Administrative Agent’s New York office not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Borrowing of CDOR Rate Loans, to the Administrative Agent’s Toronto office not later than 1:00 p.m., Toronto time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a Borrowing of Base Rate Loans, to the Administrative Agent’s New York office not later than 4:00 p.m., New York City time, on the date of prepayment and (iv) in the case of a prepayment of a Swingline Loan, to the Administrative Agent’s New York office, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section 2.09 shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans, or LIBO Rate Loans (not denominated in Dollars) or CDOR Rate Loans, as applicable, with an Interest Period of one month, in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time or other Applicable Time specified by the Administrative Agent), on the date when due, in immediately available funds, without set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s applicable office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.11 hereof, as applicable, ratably among the parties entitled thereto.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Credit Parties rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Credit Party in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.10(c) shall be treated as having acquired such participation on the earlier date(s) on which it acquired an interest in the applicable Loan(s) or Commitment(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or the applicable Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11 Defaulting Lenders.

(a) Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except as provided in Section 13.12.

(b) Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Creditors have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, LC Participation Fees attributable to such LC Obligations under Section 2.05(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c) Cure. The Borrower, Administrative Agent and applicable Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Borrower, Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

Section 2.12 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to the Borrower in Dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000 or (ii) the Aggregate Exposures exceeding the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the Designated Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the applicable Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s administrative questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(e) If a Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on such Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.

Section 2.13 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in U.S. Dollars or in one or more applicable Alternative Currencies (if any) for the Borrower’s account or the account of a Subsidiary of the Borrower in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary herein, the Existing Letters of Credit shall be deemed issued under this Agreement in accordance with the provisions of this Section 2.13 on the Closing Date.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver (if arrangements for doing so been approved by the applicable Issuing Bank), telecopy or transmit by electronic communication (if arrangements for doing so have been approved by applicable Issuing Bank) a LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the third Business Day (or, in the case of any Letter of Credit denominated in an Alternative Currency, the fifth Business Day) preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require and shall attach the agreed form of the Letter of Credit. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank, (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day); (y) the nature of the proposed amendment, renewal or extension; and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application substantially on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant (solely in the case of clauses (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension) (A) the LC Exposure shall not exceed $50,000,000, (B) the Availability Conditions are satisfied, (C) the LC Exposure of any Issuing Bank shall not exceed its Letter of Credit Commitment (provided that this clause (C) shall not apply to the issuance of the Existing Letters of Credit on the Closing Date) and (D) if a Defaulting Lender exists, either such Lender or the Borrower has entered into arrangements reasonably satisfactory to the Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. Each request for the issuance of a Letter of Credit, or the amendment, renewal or extension of any outstanding Letter of Credit shall be subject to the applicable Issuing Bank’s authentication procedures with results reasonably satisfactory to such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, unless Cash Collateralized if requested by the relevant Issuing Bank, (in which case the expiry may extend no longer than twelve months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement not later than (x) in the case of reimbursement in Dollars, 2:00 p.m., New York City time, on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement; provided that, whether or not the Borrower submits a Notice of Borrowing, the Borrower shall be deemed to have requested (except to the extent the Borrower makes payment to reimburse such LC Disbursement when due) a Borrowing of Base Rate Loans (and if the applicable Letter of Credit was denominated in Canadian Dollars, such unreimbursed LC Disbursement shall be converted to Dollars for purposes of such Base Rate Loan), in an amount necessary to reimburse such LC Disbursement. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement (in Dollars, if the applicable Letter of Credit was denominated in Dollars, or in the applicable Alternative Currency, if the applicable Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars (it being understood that all Letters of Credit issued by Wells Fargo Bank, N.A. or any of its Affiliates shall be required to be reimbursed in Dollars), or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank. Any payment made by a Lender pursuant to this clause (e) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or LIBO Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the third sentence in this Section 2.13(e) and (B) the Dollar amount paid by the Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

(f) Obligations Absolute.

(i) Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in clause (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates or branches, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii) No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Credit Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(iii) No Issuing Bank or any of its Affiliates or branches, and their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.13, then Section 2.06(f) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section 2.13 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of any Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. Any Issuing Bank may be replaced at any time by agreement between the Borrower and the Administrative Agent; provided that so long as no Event of Default has occurred and is continuing under Section 11.01 or 11.05, such successor Issuing Bank shall be reasonably acceptable to the Borrower. One or more Lenders may be appointed as additional Issuing Banks in accordance with clause (k) below. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization.

(i) If any Specified Event of Default shall occur and be continuing, on the Business Day after the Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph (i), the Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 102.00% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, but shall be immediately released and returned to the Borrower (in no event later than two (2) Business Days) once all Specified Events of Default are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.

(ii) The Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this clause (k) shall be deemed (in addition to being a Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l) No Issuing Bank shall be under an obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(m) No Issuing Bank shall be under an obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n) LC Collateral Account.

(i) The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted deposit account designated “The Borrower LC Collateral Account.” Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.

(ii) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).

(o) Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Maturity Date.

Section 2.14 Settlement Amongst Lenders.

(a) The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Article 7 have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(b) The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of applicable repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender to the Borrower (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m., New York City time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m. New York City time, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

Section 2.15 Revolving Commitment Increase.

(a) Subject to the terms and conditions set forth herein, after the Closing Date, the Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments (a “Revolving Commitment Increase”) in an aggregate amount not to exceed the greater of (x) $200,000,000 and (y) 60.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials have been delivered; provided that any Revolving Commitment Increase shall be in a minimum amount of $15,000,000 or, if less than $15,000,000 is available, the amount left available.

(b) Each notice submitted pursuant to this Section 2.15 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify the amount of the increase in the Revolving Commitments being requested. Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of the Borrower) promptly notify the Lenders and/or such other Persons who may participate as Lenders of the requested increase in Revolving Commitments (it being understood that the Borrower shall have no obligation to seek a Revolving Commitment Increase from any existing Lenders); provided that (i) each applicable Lender or additional financial institution may elect or decline, in its sole discretion, to have its Revolving Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Commitment unless it, in its sole discretion, so agrees; (ii) if commitments from additional financial institutions are obtained in connection with the Revolving Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lender and the Issuing Banks (such consent not to be unreasonably withheld, delayed or conditioned), if such consent would be required pursuant to Section 13.04; (iii) [reserved]; (iv) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase; and (v) no Issuing Bank shall be required to act in such capacity under the Revolving Commitment Increase without its prior written consent. In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) subject to Section 1.05, no Event of Default shall have occurred and be continuing or would exist after giving effect thereto; (2) the representations and warranties made by the Credit Parties under each of the Credit Documents shall be true in all material respects, provided that, solely with respect to Revolving Loans made under the Revolving Commitment Increases that are used to effect or finance a Permitted Acquisition or Investments permitted under this Agreement, the Borrower shall have the option of making any representations and warranties under the Credit Documents (other than any Specified Representations) and determinations as to the availability of any “basket-carveouts” under Article 10 effective as of the date of entering the definitive agreement for such Permitted Acquisition or such Investment in accordance with the Limited Condition Transaction provisions set forth in Section 1.05; (3) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Borrower, the Administrative Agent, and the Increase Loan Lenders; (4) the Credit Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Credit Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; and (5) the Borrower shall have paid to the Administrative Agent and the Lenders such additional fees as may be agreed to be paid by the Borrower in connection therewith.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding Revolving Loans among the Lenders that will reflect the adjustments to the Revolving Commitments of the applicable Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Credit Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolving Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Borrower, to any Lender participating in the Revolving Commitment Increase and requesting a Note.

(d) The terms and provisions of the Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments (other than (A) any terms and provisions that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (B) subject to clause (i) below, the maturity date and (C) arranger, upfront fees and other similar fees) and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans. Without limiting the generality of the foregoing, (i) in no event shall the final maturity date of any Revolving Loans under a Revolving Commitment Increase at the time of establishment thereof be earlier than the Latest Maturity Date that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (ii) the Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (iii) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (iv) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolving Loans, (v) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans, (vi) after giving effect to such Revolving Commitment Increases, the Pro Rata Percentage of the Revolving Commitments of each Lender may be adjusted to give effect to the total Revolving Commitment as increased by such Revolving Commitment Increase and (vii) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans and no Revolving Commitment Increase shall have borrowers or guarantors that are not Credit Parties. Each joinder agreement and any amendment to any Credit Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Commitment Amendment”) and the other Credit Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

Section 2.16 [Reserved].

Section 2.17 Overadvances. If the aggregate Revolving Loans outstanding exceed the Line Cap (an “Overadvance”) at any time, the excess amount shall be payable by the Borrower on demand (or, if such Overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility criteria or standards or the occurrence of a Revaluation Date, within three Business Days following notice from the Administrative Agent) to the Administrative Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrower to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Borrowing Base, (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate outstanding Revolving Loans and LC Obligations to exceed the aggregate Revolving Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall the Borrower or other Credit Party be permitted to require any Overadvance Loan to be made.

Section 2.18 Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Borrower, at any time, to make Base Rate Loans (“Protective Advances”) (a) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (b) to pay any other amounts chargeable to Credit Parties under any Credit Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolving Loans and LC Obligations shall not exceed the aggregate Revolving Commitments. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.

Section 2.19 Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the then-existing Revolving Loans (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Revolving Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Revolving Loans, except that: (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Initial Maturity Date; (ii) the effective yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the effective yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Loans hereunder that is in effect on the effective date of the Extensions Amendment (immediately prior to the establishment of such Extended Revolving Loans) and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding. Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans.

(b) With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.12(e) and 2.13(o), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Share of the Aggregate Commitments under each Extension Series of Extended Revolving Loans, and the Existing Revolving Loans, (and, except as provided in Sections 2.12(e) and 2.13(o), without giving effect to changes thereto on such Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).

(c) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolving Loans, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.

(d) Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent, each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.19(a) above and each Issuing Bank (solely to the extent that such Extension Amendment would result in the extension of such Issuing Bank’s obligations with respect to Letters of Credit) (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.

(e) With respect to any Extension Amendment consummated by the Borrower pursuant to this Section 2.19, (i) such Extension Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments, if the aggregate amount extended is less than (A) the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans) (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date), and, if applicable, the Borrower shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 102.00% of the stated amount of such Letters of Credit, or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to such Latest Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment which would be in effect after such Latest Maturity Date), and, if applicable, the Borrower shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to each Extension Amendment and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement or any other Credit Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19, and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.

ARTICLE 3 Yield Protection, Illegality and Replacement of Lenders.

Section 3.01 Increased Costs, Illegality, etc.

(a) [Reserved].

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) impose on any Lender, Issuing Bank, the London interbank market or Canadian bankers’ acceptances market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans made by such Lender or Letters of Credit issued by such Issuing Bank; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or issuing or participating in any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Letters of Credit made by such Lender or Issuing Bank, as applicable, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(d) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund LIBO Rate Loans or CDOR Rate Loans, or to determine or charge interest rates based upon the LIBO Rate or CDOR Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market or Canadian Dollars in the Canadian bankers’ acceptances market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or CDOR Rate Loans, as applicable, or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans denominated in Dollars of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans or CDOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans or CDOR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(e) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section 3.01, and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(f) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section 3.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.02 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation; it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information, or (ii) any other information, to the extent prohibited by any Requirement of Law), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Loans or CDOR Rate Loans but excluding loss of anticipated profits and without giving effect to the minimum “LIBO Rate” or CDOR Rate) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Loans or CDOR Rate Loans, as applicable, does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Article 11) or conversion of any of its LIBO Rate Loans or CDOR Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Loans or CDOR Rate Loans is not made on any date specified in a notice of termination or reduction given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay its LIBO Rate Loans or CDOR Rate Loans when required by the terms of this Agreement or any Note held by such Lender.

Section 3.03 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(b), Section 3.01(c) or Section 5.01 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01 and 5.01.

Section 3.04 Replacement of Lenders. (w) If any Lender becomes a Defaulting Lender, (x) upon the occurrence of an event giving rise to the operation of Section 3.01(a) or (b), Section 3.01(c) or Section 5.01 with respect to such Lender or (y) in the case of a refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent and each Issuing Bank (to the extent the Administrative Agent’s and such Issuing Bank’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.05, (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) in the case of any such replacement as a result of any Credit Party having become obligated to pay amounts described in Section 3.01(a) or (b), Section 3.01(c) or Section 5.01, such replacement would eliminate or reduce payments pursuant to Section 3.01(a) or (b), Section 3.01(c) or Section 5.01, as applicable, in the future. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, the Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of the Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

Section 3.05 Successor Rate.

(a) If in connection with any request for a LIBO Rate Loan, CDOR Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank LIBO Rate market for the applicable amount and Interest Period of such LIBO Rate Loan or Canadian bankers’ acceptances are not being offered to banks in the Canadian interbank market for the applicable amount and Interest Period of such CDOR Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the LIBO Rate or CDOR Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or CDOR Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.05(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the LIBO Rate or CDOR Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or CDOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBO Rate Loan or CDOR Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans or CDOR Rate Loans shall be suspended (to the extent of the affected LIBO Rate Loans, CDOR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.05(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans or Interest Periods) or CDOR Rate Loans (to the extent of the affected CDOR Rate Loans or Interest Periods), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of LIBO Rate Loans or CDOR Rate Loans, as applicable in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.05(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.05(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or

(iii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative, or

(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.05, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, in the case of clauses (i) through (iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Credit Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Credit Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0%, the LIBOR Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Sections 3.05(c)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(d) Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Sections 3.05(c)(i) through (iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.05(c)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Sections 3.05(c)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.05 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clause (c) or (d) of this Section 3.05 and the circumstances under clause (a)(i) or (a)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended, (to the extent of the affected LIBO Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBO Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clause (a) or (b). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

ARTICLE 4 [Reserved].

ARTICLE 5 Taxes.

Section 5.01 Net Payments.

(a) All payments by or on account of any obligation of the Credit Parties under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.01) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with all applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. The Credit Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1) in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, duly executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, duly executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly executed original copies of IRS Form W-8ECI;

(3) in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Lender that is not a U.S. Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) duly executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Lender that is not a U.S. Person is not the beneficial owner (for example, where such Lender is a partnership or a participating Lender), duly executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of such direct and indirect partner(s);

(C) any Lender that is not a U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) If the Administrative Agent is not a U.S. Person, the Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes the Administrative Agent, (A) with respect to amounts received on its own account, a duly executed IRS Form W-8ECI and (B) with respect to amounts received on account of any Lender, a duly executed IRS Form W-8IMY certifying that it is either (x) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (y) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such amounts for U.S. federal withholding tax purposes (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such amounts as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)). Notwithstanding anything to the contrary in this Section 5.01(e)(ii)(E), the Administrative Agent shall not be required to deliver any documentation pursuant to this Section 5.01(e)(ii)(E) that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligible to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.01(e).

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.01 (including by the payment of additional amounts pursuant to this Section 5.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 5.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(h) For the avoidance of doubt, for purposes of this Section 5.01, the term “Lender” shall include any Issuing Bank and the Swingline Lender.

ARTICLE 6 Conditions Precedent to Credit Events on the Closing Date. The Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders shall not be required to fund any Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived.

Section 6.01 Credit Documents. On the Closing Date, Holdings and the Borrower shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.

Section 6.02 Indenture. On the Closing Date, Holdings, the Borrower and the other Subsidiaries of the Borrower party thereto shall have executed and delivered to the Administrative Agent an executed copy of the Secured Notes Indenture.

Section 6.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from (i) Latham & Watkins LLP, special New York counsel to the Credit Parties and (ii) local counsel to the Credit Parties listed on Schedule 6.03 hereto, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.04 Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by a Responsible Officer of such Credit Party, and, where applicable in the case of the U.S. Credit Parties, attested to by a separate Responsible Officer of such U.S. Credit Party, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of the governing body of such Credit Party referred to in such certificate, and each of the foregoing shall be in customary form.

(b) The Administrative Agent shall have received good standing certificates (or equivalent evidence) and bring-down letters or facsimiles, if any, for the U.S. Credit Parties which the Administrative Agent reasonably may have requested, and in the case of a Canadian Credit Party, only to the extent such concept is applicable in such Canadian Credit Party’s jurisdiction of incorporation, formation or organization.

Section 6.05 Acquisition. The Acquisition shall be consummated substantially concurrently with any initial funding of the Revolving Loans and/or the issuance (or release from escrow, if applicable) of the Secured Notes in accordance in all material respects with the Acquisition Agreement without waiver or amendment thereof that is, in the aggregate when taken as a whole, materially adverse to the interests of the Initial Lenders (including any reduction in the acquisition consideration that does not meet the criteria below) unless consented to by the Initial Lenders (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (w) no reduction in the acquisition consideration shall be deemed to be materially adverse to the interests of the Initial Lenders if such reduction is applied to reduce the Cash Equity Financing and the principal amount of the Secured Notes on a ratable basis, (x) no increase in the acquisition consideration shall be deemed to be materially adverse to the interests of the Initial Lenders if such increase is not funded with indebtedness for borrowed money or disqualified stock of Holdings or any of its subsidiaries (other than borrowings under this Agreement), (y) no modification to the acquisition consideration as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of the date thereof shall constitute a reduction or increase in the acquisition consideration and (z) the Initial Lenders shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days of receipt of written notice of such waiver or amendment.

Section 6.06 Equity Contribution and Rollover Financing. Substantially concurrently with the consummation of the Acquisition, (x) Platinum or its controlled affiliates will make, directly or indirectly, cash investments (in the form of common equity) in Holdings (the “Cash Equity Financing”), in an aggregate amount between $700,000,000 and $763,000,000 plus (i) up to an additional $100,000,000, to the extent that the Additional Equity Investment is less than $100,000,000 or (ii) such other greater amount at the joint discretion of Platinum and Holdings (the amount set forth in clause (i) or, if applicable, clause (ii), the “Additional Platinum Equity Financing”) (the “Minimum Equity Amount”) and (y) the Rollover Investors will rollover a portion of their equity interests in the Target in exchange for common equity in Holdings (the “Rollover Financing”); provided that after giving effects to the Transactions (including, among other things, the Rollover Financing, the equity interests of the Existing Investors and any Additional Equity Investment), Platinum shall own, directly or indirectly, at least 50.1% of the voting equity interests of Holdings in the aggregate on the Closing Date.

Section 6.07 Intercreditor Agreement. On the Closing Date, each Credit Party party thereto shall have executed and delivered an acknowledgment to the Intercreditor Agreement.

Section 6.08 Refinancing. The Refinancing shall have occurred, or shall occur substantially simultaneously with any initial funding of the Revolving Loans and/or the issuance (or release from escrow, if applicable) of the Secured Notes.

Section 6.09 Security Agreements. On the Closing Date, (i) each U.S. Credit Party shall have duly authorized, executed and delivered to the Collateral Agent the U.S. Security Agreement and (ii) each Canadian Credit Party shall have executed and delivered to the Collateral Agent the Canadian Security Agreement, in each case, covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:

(i) in respect of each Credit Party, proper financing statements (Form UCC-1, PPSA or the equivalent) authorized for filing under the UCC, the PPSA or other appropriate filing offices of each jurisdiction as may be necessary or, to the extent reasonably requested by the Administrative Agent reasonably in advance of the Closing Date, desirable to perfect the security interests purported to be created by the U.S. Security Agreement and the Canadian Security Agreement;

(ii) all of the Pledged Collateral, if any, referred to in the U.S. Security Documents and/or the Canadian Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities, along with evidence that all other actions necessary to perfect (to the extent required by the U.S. Security Agreement or the Canadian Security Agreement) the security interests in Pledged Collateral purported to be created by the U.S. Security Agreement and/or the Canadian Security Agreement have been taken;

(iii) certified copies of a recent date of searches and requests for information or copies (including Form UCC-1), or equivalent customary reports as of a recent date, listing all effective financing statements or other Lien registrations that name such Credit Party as debtor and that are filed in the jurisdictions referred to in the Perfection Certificate, together with copies of such other financing statements or other Lien registrations that name such Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens);

(iv) [reserved];

(v) [reserved]; and

(vi) an executed Perfection Certificate;

provided that to the extent any Collateral is not able to be provided and/or perfected on the Closing Date after the use by Holdings, the Borrower and the Subsidiary Guarantors of commercially reasonable efforts without undue burden or expense, the provisions of this Section 6.09 shall be deemed to have been satisfied and the Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 9.13 if, and only if, each applicable Credit Party shall have executed and delivered the applicable Security Documents and the Collateral Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC and/or PPSA financing statement or possession of certificated securities of (x) the Borrower and (y) each of the Borrower’s material Wholly-Owned Domestic Subsidiaries or wholly owned Canadian Subsidiaries (to the extent required by the Security Documents) that, in the case of any such certificated securities with respect to any Equity Interests of the Acquired Companies, have been received from the Acquired Companies.

Section 6.10 Guaranty Agreement. On the Closing Date, each Guarantor shall have executed and delivered the Guaranty Agreement substantially in the form of Exhibit H (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Guaranty Agreement”).

Section 6.11 Financial Statements; Pro Forma Balance Sheets; Projections. On or prior to the Closing Date, the Commitment Parties shall have received (i) the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of partners’ equity and consolidated statements of cash flows of the Target as of and for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and for any fiscal year ended at least 90 days prior to the Closing Date (collectively, the “Audited Target Financial Statements”), (ii) the audited consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ deficit of the Borrower as of the end of and for the fiscal years ended December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020 and for any other fiscal year ended at least 90 days prior to the Closing Date (collectively, the “Audited Borrower Financial Statements” and, together with the Audited Target Financial Statements, the “Financial Statements”), and (iii) a pro forma combined balance sheet and related pro forma combined statement of income of the Borrower and its consolidated Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four fiscal quarter period for which historical financial statements of the Borrower and the Target are provided pursuant to the foregoing, in each case of this clause (iii), prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting in connection with the Acquisition (the “Pro Forma Financial Statements”).

Section 6.12 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer (or officer with equivalent duties) of the Borrower or Holdings substantially in the form of Exhibit I.

Section 6.13 Fees, etc.

All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and, to the extent invoiced at least three Business Days prior to the Closing Date, all reasonable and documented out-of-pocket expenses required to be reimbursed by the Borrower to the Commitment Parties in connection with the Transactions pursuant to the Commitment Letter shall have been paid, in each case to the extent due (which amount may be offset against the proceeds from any Revolving Loan made on the Closing Date under this Agreement).

Section 6.14 Representations and Warranties. (a) The Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (b) the Specified Representations shall be true and correct in all material respects as of the Closing Date (provided that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality; provided, further, that any “Material Adverse Effect” or “Material Adverse Change” or similar qualifier in any such Specified Representation shall, for purposes of this Section 6.14, be deemed to refer to “Closing Date Material Adverse Effect”).

Section 6.15 Patriot Act. (i) The Credit Parties shall have provided or caused to be provided the documentation and other information to the Commitment Parties that they reasonably determine is required by United States and Canadian regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case, at least three Business Days prior to the Closing Date, to the extent that the Commitment Parties have reasonably requested in writing at least 10 Business Days prior to the Closing Date and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Initial Lender that requests a Beneficial Ownership Certification shall have received, at least three Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.

Section 6.16 Borrowing Notice. Prior to the making of any Revolving Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(c); provided that no such Notice of Borrowing shall include any representation or statement as to the absence (or existence) of any Default or Event of Default.

Section 6.17 Officer’s Certificate. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in Section 6.05, Section 6.14 and Section 6.18.

Section 6.18 Material Adverse Effect. Since December 3, 2020, no effect, event, development or change has occurred or arisen that, individually or in the aggregate, has had, or would reasonably be expected to have, a Closing Date Material Adverse Effect on the Acquired Companies.

Section 6.19 Borrowing Base Certificate. The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate in form and substance reasonably satisfactory to the Administrative Agent, which, for the avoidance of doubt, may state that the Borrowing Base is the Closing Date Borrowing Base.

ARTICLE 7 Conditions Precedent to All Credit Events. The obligation of each Lender and each Issuing Bank to make any Credit Extension (but limited, in the case of the initial Credit Extension on the Closing Date (if any), to Section 7.01 and Section 7.02 below) shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:

Section 7.01 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Banks and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b), or, in the case of a Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).

Section 7.02 Availability. The Availability Conditions on the proposed date of such Credit Extension shall be satisfied.

Section 7.03 No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

Section 7.04 Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Article 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty). The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Article 7 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders).

ARTICLE 8 Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower (and, solely with respect to Sections 8.01, 8.02, 8.03, 8.04, 8.11 and 8.16 and solely with respect to itself, Holdings), makes the following representations and warranties (limited, on the Closing Date, to the Specified Representations), in each case after giving effect to the Transaction.

Section 8.01 Organizational Status. Each of Holdings, the Borrower and each of the Restricted Subsidiaries (subject, in the case of clause (iii), Section 8.04) (i) is a duly organized, incorporated or formed and validly existing corporation, partnership, limited liability company, unlimited liability company or other applicable business entity, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, incorporation or formation, (ii) has the requisite corporate, partnership, limited liability company or other applicable business entity power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Power and Authority; Enforceability. Each Credit Party has the corporate, partnership, limited liability company or other applicable business entity power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or other applicable business entity action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws.

Section 8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, in each case, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

Section 8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no applicable order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

Section 8.05 Financial Statements; Financial Condition; Projections.

(a) (i) The consolidated balance sheets included in (x) the Audited Borrower Financial Statements as of the fiscal year ended December 31, 2020 and the related audited consolidated statements of operations, comprehensive loss, cash flows and stockholders’ deficit of the Borrower included in the Audited Borrower Financial Statements for the fiscal year ended December 31, 2020 and (y) the Audited Target Financial Statements as of the fiscal year ended December 31, 2020 and the related audited consolidated statements of income, consolidated statements of partners’ equity and consolidated statements of cash flows of the Target included in the Audited Target Financial Statements for the fiscal year ended December 31, 2020, in each case, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries and the Target, as applicable, with respect to such Audited Borrower Financial Statements or Audited Target Financial Statements, as the case may be, in each case, at the dates of such balance sheets and the consolidated results of the operations of the Borrower and the Target, as applicable, for the periods covered thereby. All of the foregoing historical financial statements have been audited by independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied.

(ii) [Reserved].

(iii) The pro forma combined balance sheet of the Borrower and its consolidated Subsidiaries furnished to the Commitment Parties pursuant to clause (iii) of Section 6.11 has been prepared as of December 31, 2020 as if the Transaction and the financing therefor had occurred on such date. The pro forma combined statement of income of the Borrower and its consolidated Subsidiaries furnished to the Commitment Parties pursuant to clause (iii) of Section 6.11 has been prepared for the four fiscal quarters ended December 31, 2020, as if the Transaction and the financing therefor had occurred on the first day of such four-quarter period.

(b) On the Closing Date, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transaction.

(c) The Projections have been prepared in good faith and are based on assumptions that were believed by the Borrower to be reasonable at the time delivered to the Administrative Agent (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Restricted Subsidiaries, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material).

(d) Since the Closing Date there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.06 Litigation. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 8.07 True and Complete Disclosure.

(a) All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above)) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 6.15(ii), if applicable, is true and correct in all respects.

Section 8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans incurred on the Closing Date will be used by the Borrower (i) to fund certain original issue discount or upfront fees, (ii), to replace, backstop or cash collateralize any existing letters of credit or surety bonds for the account of the Borrower and its Subsidiaries and the Target and its Subsidiaries, (iii) for working capital needs and/or general corporate purposes in an amount not to exceed $50,000,000 and (iv) to finance the Transactions, including any purchase price or working capital adjustments payable under the Acquisition Agreement; provided that the amount described in clause (iv) shall not exceed $400,000,000.

(b) All proceeds of the Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Dividends and any other purpose not prohibited hereunder.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(d) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the knowledge of the Borrower, agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries or, to the knowledge of the Borrower, any other party hereto.

Section 8.09 Tax Returns and Payments. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries (including in its capacity as a withholding agent), (ii) the Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries for the periods covered thereby, and (iii) the Borrower and each of its Restricted Subsidiaries have paid all Taxes due and payable by them (including in its capacity as a withholding agent), other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP. There is no action, suit, proceeding, audit or claim now pending and, to the knowledge of the Borrower, there is no action, suit, proceeding, audit, claim, threatened in writing by any authority or ongoing investigation by any authority, in each case, regarding any Taxes relating to the Borrower or any of its Restricted Subsidiaries that is reasonably likely to be adversely determined, and, if adversely determined, would be reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 8.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, is in the form of a prototype document that is the subject of a favorable opinion letter or has time remaining under applicable law to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Restricted Subsidiary of the Borrower, threatened, which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d) The Borrower, any Restricted Subsidiary of the Borrower and, to the knowledge of the Borrower, any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Canadian Pension Plans. Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Pension Plan is, and has been, established, registered, funded, administered and invested in compliance with the terms of such plan (including the terms of any documents in respect of such plan), all applicable laws and any collective agreements, as applicable, (ii) no Canadian Pension Event has occurred and (iii) all employer payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan by a Credit Party have been paid by each such Credit Party in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. No Canadian Pension Plan is a Canadian Defined Benefit Pension Plan as of the Closing Date. No Lien has arisen in respect of any Credit Party in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

Section 8.11 The Security Documents. The provisions of the Security Documents are or will be effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws) in all right, title and interest of the Credit Parties in the Collateral specified therein in which a security interest can be created under applicable law, and (1) in the case of the U.S. Security Documents and U.S. Collateral described therein, upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of the New York UCC) with respect to any deposit account, (v) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, (vi) the recordation of the Copyright Security Agreement in U.S. Copyrights, if applicable, in the form attached to the U.S. Security Agreement with the United States Copyright Office, and (vii) the timely and proper notation of the Collateral Agent’s Lien on the original certificates of title with respect to Titled Goods owned as of the Closing Date, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the U.S. Security Documents) a fully perfected security interest in all right, title and interest in all of the U.S. Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, and (2) in the case of the Canadian Security Documents and Canadian Collateral described therein, upon (i) the timely and proper filings of PPSA financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the jurisdiction of organization of such Credit Party, the jurisdiction of the chief executive office of such Credit Party (or jurisdiction of the registered office of any Credit Party formed under the federal laws of Canada) and any province or territory where tangible personal property constituting Canadian Collateral included in the Borrowing Base is located, (ii) receipt by the Collateral Agent of all instruments, chattel paper and securities that are certificated constituting Canadian Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank and (iii) the execution of the applicable Intellectual Property Security Agreements in the forms attached to the Canadian Security Agreement and filing of same in the Canadian Intellectual Property Office, the Collateral Agent, for the benefit of the applicable Secured Creditors, has (to the extent provided in the Canadian Security Documents) a fully perfected security interest in all right, title and interest in all of the Canadian Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

Section 8.12 Ownership of Property; Real Property.

(a) Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of such Real Property or personal property necessary for the ordinary conduct of the Borrower’s business, taken as a whole.

(b) As of the Closing Date, Schedule 8.12(b) hereto contains a true and complete list of all vehicles and other Rental Equipment known by the Borrower and its Restricted Subsidiaries after due inquiry to be (x) Certificated Rental Equipment or (y) subject to a Floor Plan Financing, with a description of each such vehicle or equipment, including to the extent known by the Borrower and its Restricted Subsidiaries after due inquiry, its vehicle identification number (if applicable), make, model, model year, purchase price and original equipment cost, and for vehicles or equipment subject to a Floor Plan Financing, including a description of such Floor Plan Financing.

Section 8.13 Capitalization. All outstanding shares of capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrower that may be imposed as a matter of law) and are owned by Holdings. The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

Section 8.14 Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

Section 8.15 Compliance with Statutes, Sanctions; Patriot Act; Anti-Corruption Laws.

(a) Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed Persons or the Patriot Act or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)), and all applicable restrictions imposed by, governmental bodies or courts, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Borrower will not directly (or knowingly indirectly) use the proceeds of any Credit Extension to violate or engage in conduct that would result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b) The Borrower has implemented and maintains in effect policies and procedures reasonably and appropriately designed to ensure material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and, to the knowledge of the Borrower, their respective employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds or the Transaction itself will violate any Anti-Corruption Law or applicable Sanctions. Notwithstanding the foregoing, the representations given in this Section 8.15(b) and the covenants given in Section 9.05 shall not be made by nor apply to any Canadian Credit Party that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations or covenants would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 8.16 Investment Company Act. None of Holdings, the Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

Section 8.17 [Reserved].

Section 8.18 Environmental Matters. Except for any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (a) the Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, maintained and are in compliance with any permits required for their operations pursuant to any such Environmental Laws, (b) there are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims against the Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries and (c) to the knowledge of any Credit Party, there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law.

Section 8.19 Labor Relations. Except as set forth in Schedule 8.19 or except, in each case, to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (b) to the knowledge of the Borrower, there are no questions concerning union representation with respect to the Borrower or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrower, no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries.

Section 8.20 Intellectual Property. Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, industrial designs, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as would not reasonably be expected to have, a Material Adverse Effect.

Section 8.21 [Reserved].

Section 8.22 Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

Section 8.23 Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the material Parts Inventory reflected therein as eligible for inclusion in the Borrowing Base is Eligible Parts Inventory and the material Fleet Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Fleet Inventory.

ARTICLE 9 Affirmative Covenants. The Borrower on behalf of itself and each of its Restricted Subsidiaries, as applicable, hereby covenants and agrees that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Secured Bank Product Obligations, except to the extent then due and payable and then entitled to payment in accordance with Section 11.11), or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank):

Section 9.01 Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders except as otherwise provided below:

(a) Quarterly Financial Statements. Within 45 days (or 60 days in the case of the first three fiscal quarters ending after the Closing Date for which delivery is required hereunder) after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, in each case, ending after the Closing Date, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and comprehensive income (loss) and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case, beginning with the fiscal quarter ending June 30, 2022, setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by a Responsible Officer of the Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days (or 120 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and comprehensive income (loss) and retained earnings and statement of cash flows for such fiscal year and, beginning with the fiscal year ending December 31, 2022, setting forth comparative figures for the preceding fiscal year and certified, in the case of consolidated financial statements, by Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for qualifications, exceptions or explanatory paragraphs for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, (A) an upcoming maturity date under this Agreement or the Secured Notes Indenture, (B) any potential inability to satisfy any financial covenant set forth in Section 10.11, on a future date or in a future period or (C) the activities, operations, financial results, assets or liability of any Unrestricted Subsidiary) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Borrower and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of (I) any Parent Company, (II) Holdings or any successor of Holdings or (III) any Wholly-Owned Restricted Subsidiary of the Borrower that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (B) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a Parent Company, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or the Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand, (2) to the extent such information relates to a Qualified Reporting Subsidiary such information is accompanied by, or the Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (3) to the extent such information is in lieu of information required to be provided under Section 9.01(a) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion of independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, (x) an upcoming maturity date under this Agreement or the Secured Notes Indenture, (y) any potential inability to satisfy any financial maintenance covenant set forth in Section 10.11 on a future date or in a future period or (z) the activities, operations, financial results, assets or liability of any Unrestricted Subsidiary). To the extent the SEC has granted the ability to extend any financial statement reporting deadline generally to all non-accelerated filers, including pursuant to Rule 12b-25 (but only to the extent the Borrower, Holdings, any Parent Company or a Qualified Reporting Subsidiary has complied with the filing and other requirements of Rule 12b-25 that would have been required if the Borrower, Holdings, any Parent Company or a Qualified Reporting Subsidiary were a non-accelerated filer by posting any such required filings (or filings substantially similar to what Rule 12b-25 would require) to the Administrative Agent), (the “Extended SEC Reporting Deadline”) and such Extended SEC Reporting Deadline would be later than the deadline for delivery of the corresponding financial statements or forecasts of the Borrower pursuant to Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below (the “Section 9.01 Reporting Deadline”), then the applicable Section 9.01 Reporting Deadline shall, if consented to by the Administrative Agent, be deemed to be extended to the date of the Extended SEC Reporting Deadline (this proviso, the “Reporting Extension Provision”).

(d) Forecasts. Within 90 days (or 120 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of the Borrower, in each case, ending after the Closing Date, a reasonably detailed annual forecast (including projected statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis), prepared on a quarter-by-quarter basis for such fiscal year and including a discussion of the principal assumptions upon which such forecast is based (it being agreed that such annual forecasts shall not be provided to Public-Siders).

(e) Officer’s Certificates. No later than five days after the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit J, certifying on behalf of the Borrower that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall:

(i) solely to the extent then subject to Section 10.11, set forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period;

(ii) certify that there have been no changes to the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in any such certification, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this clause (ii) or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), solely to the extent such changes would result in a change to the list of beneficial owners identified in any such certification),

(iii) certify that there have been no changes to the list of Specified Floor Plan Companies since the later of the Closing Date or the date of the most recent updated list delivered pursuant to this clause (iii), or if there have been any such changes, an updated list of Specified Floor Plan Companies;

(iv) if delivered with the financial statements required by Sections 9.01(a) and 9.01(b) for any fiscal quarter ending on or after June 30, 2021, provide a true and complete list as of the date of delivery of such compliance certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list, identifying all vehicles (including any such vehicle that has been acquired) known by the Borrower and its Restricted Subsidiaries after due inquiry to be Certificated Rental Equipment and providing, for each such vehicle, to the extent known by the Borrower and its Restricted Subsidiaries after due inquiry, its vehicle identification number (if applicable), make, model, model year, purchase price and original equipment cost;

(v) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after December 31, 2021, provide a true and complete list as of the date of delivery of such compliance certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list, identifying all vehicles (including any such vehicle that has been acquired) known by the Borrower and its Restricted Subsidiaries after due inquiry to be subject to a Floor Plan Financing, with a description of each such vehicle, including to the extent known by the Borrower and its Restricted Subsidiaries after due inquiry, its vehicle identification number (if applicable), make, model, model year, purchase price and original equipment cost, as well as a description of such Floor Plan Financing; provided, that upon the Administrative Agent’s request, the information required by this clause (v) must be delivered quarterly in connection with delivery of the financial statements required by Section 9.01(a); and

(vi) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after December 31, 2021, certify that there have been no changes to Schedules 1(a), 2(b), 5, 6, 7(a), 7(b), 7(c), 8 and 9 of the Perfection Certificate, in each case since the Closing Date or, if later, since the date of the most recent certification delivered pursuant to this clause (vi), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (vi), only to the extent such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under (A) the Secured Notes Indenture or any refinancing thereof, (B) Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (B), with a principal amount outstanding in excess of the Threshold Amount or (C) Floor Plan Financing in each case of this clause (C), with a principal amount outstanding in excess of $75,000,000, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the sending, filing or delivery thereof, as applicable, copies of (i) all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) and (ii) material notices received from, or reports or other information or material notices furnished to, holders of Indebtedness under, (A) the Secured Notes Indenture or any refinancing thereof or (B) Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (B), with a principal amount outstanding in excess of the Threshold Amount (other than any regularly required monthly, quarterly or annual certificates or notices specific to the nature of a specific facility or the internal requirements of the specific debtholders under such facility (e.g., borrowing base certificates, monthly financial statements, etc.)) (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).

(h) Environmental Matters. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of a pending or threatened Environmental Claim to the extent such Environmental Claim, either individually or when aggregated with all other such Environmental Claims, would reasonably be expected to have a Material Adverse Effect. All such notices provided pursuant to this Section 9.01(h) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(j) [Reserved].

(k) Other Information. From time to time, (x) such other information or documents (financial or otherwise) with respect to the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender necessary for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, neither the Borrower nor any of its Restricted Subsidiaries will be required to provide any information pursuant to this Section 9.01(k) to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that the Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).

Documents required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting any Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of any Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Public Side Information, they shall be treated as set forth in Section 13.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

The Borrower represents and warrants that it, Holdings or any other direct or indirect Parent Company and any Subsidiary, in each case, if any, either (x) has no registered or publicly traded securities outstanding, or (y) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (a) and (b) of this Section 9.01 above, along with the Credit Documents and the list of Disqualified Lenders, available to Public-Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities (it being understood that the Borrower shall have no obligation to request that any material be posted to Public-Siders). Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Section 9.02 Books, Records and Inspections; Conference Calls.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities (it being understood and agreed that any Restricted Subsidiary which is a Foreign Subsidiary may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization).

(b) The Borrower will permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Borrower and during normal business hours, to visit and inspect the properties of the Borrower, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from the Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) the Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of the Borrower shall be permitted to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and two Appraisals with respect to any Collateral comprising the Borrowing Base per 12-month period; provided, further, that (a) if at any time the Specified Excess Availability is less than the greater of (i) 15.0% of the Line Cap and (ii) $90,000,000 for a period of 5 consecutive Business Days or more during such 12-month period, one additional field examination and one additional Appraisal will be permitted in such 12-month period and (ii) if a Liquidity Period occurs during such 12-month period, a second additional field examination and a second additional Appraisal will be permitted in such 12-month period, except that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations and Appraisals that shall be permitted at the Administrative Agent’s request. No such inspection or visit shall unduly interfere with the business or operations of the Borrower, nor result in any damage to the property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Borrower. Neither the Administrative Agent nor any Lender shall have any duty to the Borrower to make any inspection, nor to share any results of any inspection, Appraisal or report with the Borrower. The Borrower acknowledges that all inspections, Appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

(c) The Borrower will reimburse (or will cause to be reimbursed) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent in connection with (i) one examination per fiscal year of the Borrower’s books and records as described in clause (a) above and (ii) field examinations and Appraisals of Collateral comprising the Borrowing Base, in each case subject to the limitations on such examinations, audits and Appraisals permitted under the preceding clause (b). Subject to and without limiting the foregoing, the Borrower specifically agrees to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. In addition, the Administrative Agent shall be permitted to conduct additional Appraisals at its own expense. This Section 9.02 shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

(d) The Borrower will, within 30 days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Administrative Agent at its sole discretion) after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of the Borrower (it being understood that any such call may be combined with any similar call held for any of the Borrower’s other lenders or security holders).

Section 9.03 Maintenance of Property; Insurance.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, keep all tangible property necessary to the business of the Borrower and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty, condemnation and expropriation excepted, and maintain, renew and protect all of its Intellectual Property, (ii) maintain with financially sound and reputable insurance companies (as determined in the good faith judgment of the management of the Borrower) insurance on all such property and against all such risks as is, in the good faith determination of the Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Collateral Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) [Reserved].

(c) The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times keep its tangible property constituting Collateral insured in favor of the Collateral Agent, and all liability and property policies or certificates (or certified copies thereof) with respect to such insurance (i) shall, at all times after the time required by Section 9.14, be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Creditors (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured; provided, that, notwithstanding anything to the contrary in this Agreement, endorsements naming the Collateral Agent as “lender loss payable” shall not be required) and (ii) if agreed by the insurer (which agreement the Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve; and (y) self-insurance programs; provided, further, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower or the applicable Subsidiary Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower (or, upon the written request of the Borrower to the Collateral Agent, any designee of the Borrower) any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries and (C) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(d) If the Borrower or any of the Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or the Borrower or any of the Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance so long as the Collateral Agent provides written notice to the Borrower of its election to procure such insurance prior thereto, and the Credit Parties jointly and severally agree to reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance.

Section 9.04 Existence; Franchises. The Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by the Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that the Borrower reasonably determines are no longer material to the operations of the Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company, unlimited liability company or other applicable business entity, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.05 Compliance with Statutes, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with the FCPA and other Anti-Corruption Laws, OFAC and Canadian Economic Sanctions and Export Control Laws, the Patriot Act, applicable Sanctions and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 9.06 Compliance with Environmental Laws. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Borrower or any of the Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrower), except such Liens as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.07 ERISA.

(a) Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower will deliver to the Administrative Agent a written notice setting forth in reasonable detail such occurrence and the action, if any, that the Borrower, any Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Restricted Subsidiary or the Plan administrator to or with the PBGC or any other Governmental Authority, the Multiemployer Plan sponsor or a Plan participant and any notices received by the Borrower or such Restricted Subsidiary from the PBGC or any other Governmental Authority, the Multiemployer Plan sponsor or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the most recent date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect; or (d) the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect.

(b) Canadian Pension Plans. The Credit Parties shall deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) prior notification of the establishment of any new Canadian Defined Benefit Pension Plan to which a Canadian Credit Party has assumed an obligation to contribute or has any liability under, or the assumption of any liability under or commencement of contributions to any Canadian Defined Benefit Pension Plan by a Canadian Credit Party in respect of which such Canadian Credit Party was not previously contributing or liable.

Section 9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of the Restricted Subsidiaries’ fiscal years to end on or near December 31 of each year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year (or the fiscal year of its Restricted Subsidiaries) to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower or Holdings, as applicable, to reflect such change in fiscal year and (ii) each of its, and each of its Restricted Subsidiaries’ fiscal quarters to end on or near March 31, June 30, September 30 and December 31 of each year.

Section 9.09 [Reserved].

Section 9.10 Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it (including in its capacity as a withholding agent), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP (or, for any Restricted Subsidiaries that are Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization.

Section 9.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

Section 9.12 Additional Security; Further Assurances; etc.

(a) The Borrower will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets of the Borrower and the Subsidiary Guarantors as are acquired after the Closing Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Administrative Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation consistent with the Security Documents or otherwise reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, superior to and prior to the rights of all third Persons other than holders of Permitted Liens with priority by virtue of applicable law and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly intimated and recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document, no Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrower under the Credit Documents or guarantee the obligations of the Borrower under the Credit Documents.

(b) Subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary after the Closing Date, deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (to the extent required pursuant to the Security Documents). Subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, if any additional direct or indirect U.S. Subsidiary of the Borrower (i) is formed, acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such U.S. Subsidiary is (1) a Wholly-Owned Domestic Subsidiary that is not an Excluded Subsidiary or (2) any other U.S. Subsidiary that may be designated by a Parent Company in its sole discretion, the Borrower shall cause such U.S. Subsidiary to become a “Subsidiary Borrower” or “Subsidiary Guarantor” hereunder by causing such Subsidiary (A) to execute a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and such Security Documents creating such Lien over its assets in favor of the Collateral Agent for the benefit of the Secured Creditors on such terms and of such scope substantially consistent with the Security Documents; (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the U.S. Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; and (C) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) and customarily opined upon by counsel to the Credit Parties as the Administrative Agent may reasonably request. At the option of the Borrower, it may cause a Restricted Subsidiary that is a U.S. Subsidiary and a Subsidiary Guarantor to become a “Subsidiary Borrower” hereunder by causing such U.S. Subsidiary (A) to execute a joinder agreement to this Agreement and/or the Guaranty Agreement, as applicable, in form and substance satisfactory to the Administrative Agent, and such Security Documents creating such Lien over its assets in favor of the Collateral Agent for the benefit of the Secured Creditors on such terms and of such scope substantially consistent with U.S. Security Agreement or in any event, in form and substance reasonably satisfactory to the Collateral Agent; (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by U.S. Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; (C) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) and customarily opined upon by counsel to the Credit Parties as the Administrative Agent may reasonably request; and (D) to furnish to the Administrative Agent and the Lenders all documentation and other information that they reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. At the option of the Borrower, it may cause a Restricted Subsidiary that is a Canadian Subsidiary to become a “Subsidiary Guarantor” hereunder by causing such Subsidiary to (x) execute a joinder agreement to the Guaranty Agreement and such Security Documents creating such Lien over its assets in favor of the Collateral Agent for the benefit of the Secured Creditors on such terms and of such scope substantially consistent with the Security Agreement or in any event, in form and substance reasonably satisfactory to the Collateral Agent and (y) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Canadian Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) The Borrower will, and will cause each of the Subsidiary Guarantors to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority (subject to the terms of the Intercreditor Agreement) of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by U.S. Security Agreement or the Canadian Security Agreement, as applicable.

(d) [Reserved].

(e) The Borrower agrees that each action required by clauses (a) through (c) of this Section 9.12 shall be completed in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or in each case, such longer period as the Administrative Agent shall otherwise agree), as the case may be; provided that, in no event will the Borrower or any of its Restricted Subsidiaries be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12.

Section 9.13 Post-Closing Actions. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree in its sole discretion.

Section 9.14 Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of “Permitted Acquisition,” the Borrower and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) the Payment Conditions shall be satisfied on a Pro Forma Basis for such Permitted Acquisition.

(b) [Reserved].

(c) The Borrower shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition (and each Credit Party that is the direct parent of such Restricted Subsidiary that was so formed or acquired) to comply with, and to execute and deliver all of the documentation as and solely to the extent (and within the relevant time periods) required by, Section 9.12, to the reasonable satisfaction of the Administrative Agent (it being understood that nothing in this clause (c) shall require the Borrower and its Restricted Subsidiaries to take any action pursuant to Section 9.12 that is otherwise at their option).

Section 9.15 [Reserved].

Section 9.16 Designation of Subsidiaries. The Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Equity Interests of the designated Subsidiary and any of its Subsidiaries that are owned by the Borrower or any Restricted Subsidiary immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty Agreement) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary and any of its Subsidiaries to the Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of (I) the Secured Notes Indenture or (II) any Permitted Junior Notes Document or other debt instrument, in each case of this clause (II), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary), (vi) no Borrower may be designated an Unrestricted Subsidiary (provided if the Borrower is redesignated as a non-Borrower Restricted Subsidiary, such Restricted Subsidiary may be designated an Unrestricted Subsidiary; provided, further, that the Borrower may not be designated an Unrestricted Subsidiary), (vii) no Unrestricted Subsidiary may hold Intellectual Property that is material to the operations of the Borrower and its Subsidiaries taken as a whole, (viii) [reserved] and (ix) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary), and (ix) if any Subsidiary Borrower is to be designated as an Unrestricted Subsidiary, a new Borrowing Base Certificate giving pro forma effect to such designation shall have been delivered in connection with such designation if the assets of such Subsidiary Borrower comprise more than 10% of the Borrowing Base. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

Section 9.17 Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. (i) By the 20th day of each month (or if such date is not a Business Day, the following Business Day), the Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous month (provided that, during a Liquidity Period, the Borrower shall deliver to the Administrative Agent weekly Borrowing Base Certificates by Wednesday (or if such date is not a Business Day, the following Business Day) of every week prepared as of the close of business on Friday of the previous week, which weekly Borrowing Base Certificates shall be computed according to a method reasonably specified by the Administrative Agent after consultation with the Borrower), or more frequently if elected by the Borrower (provided that if the Borrower exercises such election, the Borrowing Base shall continue to be reported on such more frequent basis for at least 3 months after the date of such election); and (ii) upon any sale or other disposition of Collateral having an aggregate book value in excess of 10% of the then existing Borrowing Base, an updated Borrowing Base Certificate, prepared after giving effect to such sale or other disposition. All calculations of the Borrowing Base in any Borrowing Base Certificate shall be made by the Borrower and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

(b) Collateral Reporting. The Borrower will furnish to the Administrative Agent each of the reports set forth on Schedule 9.17(b) at the times specified therein.

(c) Maintenance of U.S. Dominion Account. With respect to each Credit Party’s Deposit Accounts (other than Excluded Accounts) located in the United States and each U.S. Dominion Account, within 120 days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Deposit Account or the date any Person that owns such Deposit Account becomes a Credit Party hereunder, (i) each Credit Party shall obtain from each bank or other depository institution that maintains such Deposit Account, a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent that provides for such bank or other depository institution, following its receipt of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Borrower), to transfer to a U.S. Dominion Account, on a daily basis, all balances in such Deposit Account for application to the Obligations then outstanding (the “U.S. Sweep”); provided, that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the U.S. Sweep; (ii) the Borrower shall establish the U.S. Dominion Account and obtain a Deposit Account Control Agreement in form reasonably satisfactory to the Administrative Agent, from the U.S. Dominion Account bank, establishing the Administrative Agent’s control over such U.S. Dominion Account; (iii) each Credit Party irrevocably appoints the Administrative Agent as such Credit Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made; and (iv) each Credit Party shall instruct each Account Debtor to make all payments (or, if applicable, direct such payments to be made) with respect to Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or the Credit Parties shall promptly (and in any event within seven (7) days) direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof); and it is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such 120 or sixty (60) day period, at or after the end of such period, as applicable. The provisions of this Section 9.17(c) do not apply to Excluded Accounts.

(d) Maintenance of Canadian Dominion Account. With respect to each Credit Party’s Deposit Accounts (other than Excluded Accounts) located in Canada and each Canadian Dominion Account, within 120 days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Deposit Account or the date any Person that owns such Deposit Account becomes a Credit Party hereunder, (i) each Credit Party shall obtain from each bank or other depository institution that maintains such Deposit Account, a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent that provides for such bank or other depository institution, following its receipt of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Borrower), to transfer to a Canadian Dominion Account, on a daily basis, all balances in such Deposit Account for application to the Obligations then outstanding (the “Canadian Sweep”); provided, that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the Canadian Sweep; (ii) the Borrower or relevant Canadian Credit Party shall establish the Canadian Dominion Account and obtain a Deposit Account Control Agreement in form reasonably satisfactory to the Administrative Agent, from the Canadian Dominion Account bank, establishing the Administrative Agent’s control over the Canadian Dominion Account; (iii) each Credit Party irrevocably appoints the Administrative Agent as such Credit Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made; and (iv) each Credit Party shall instruct each Account Debtor to make all payments (or, if applicable, direct such payments to be made) with respect to Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or the Credit Parties shall promptly (and in any event within seven (7) days) direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof); and it is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such 120 or sixty (60) day period, at or after the end of such period, as applicable. The provisions of this Section 9.17(d) do not apply to Excluded Accounts.

(e) Deposit Account Operations.

(i) Schedule 9 to the Perfection Certificate sets forth all Deposit Accounts (other than Excluded Accounts) maintained by the Credit Parties, including the Dominion Accounts, as of the Closing Date. The Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Accounts), and shall not open any Deposit Accounts (other than any Excluded Accounts) at a bank not reasonably acceptable to the Administrative Agent (it being acknowledged that all banks set forth on Schedule 9 to the Perfection Certificate are acceptable to the Administrative Agent).

(ii) If any Credit Party receives cash or any check, draft or other item of payment payable to such Credit Party with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly (and in any event within seven (7) days) deposit the same into any Deposit Account that is subject to a Deposit Account Control Agreement or a Dominion Account.

(iii) The Credit Parties shall maintain all proceeds of Collateral in segregated accounts and such proceeds of Collateral shall not be commingled with the proceeds of any collateral relating to Floor Plan Financing at any time; provided, for the avoidance of doubt, that the Borrower shall have 120 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) to segregate such accounts.

(iv) The Collateral Agent shall be given sufficient access to each relevant Deposit Account to ensure that the provisions of Section 11.11 are capable of being complied with including, without limitation, by having entered into a Deposit Account Control Agreement or other equivalent agreement with the account bank holding the relevant Deposit Account requiring such account bank to follow the instructions of the Administrative Agent and/or the Collateral Agent if instructions are given by it.

(f) Closing Date Borrowing Base Termination Date. If the Borrower has not delivered to the Administrative Agent the Initial Field Exam and Appraisal on or prior to the Closing Date (it being acknowledged and agreed that the delivery of the Initial Field Exam and Appraisal shall not be a condition precedent to the availability of any Credit Extension), the Borrower shall deliver the Initial Field Exam and Appraisal and a Borrowing Base Certificate to the Administrative Agent no later than the 120th day following the Closing Date or such later date as the Administrative Agent shall agree in its Permitted Discretion (the earlier of such 120th day following the Closing Date (or such later date as the Administrative Agent shall agree) and the date of the actual delivery of the Initial Field Exam and Appraisal herein referred to as the “Closing Date Borrowing Base Termination Date”).

ARTICLE 10 Negative Covenants. The Borrower on behalf of itself and each of its Restricted Subsidiaries (and Holdings in the case of Section 10.10(b)), as applicable, hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Secured Bank Product Obligations not then due and payable pursuant to Section 11.11) or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent):

Section 10.01 Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not yet overdue for 30 days or not yet due and payable, or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for any Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP (or, for any Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(iii) Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Liens is less than $10,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(iv) (x) Liens created pursuant to the Credit Documents (including Liens on Secured Bank Product Obligations) and (y) Liens securing obligations under the Secured Notes Indenture and the Secured Notes Documents related thereto incurred pursuant to Section 10.04(i)(y), including any Permitted Refinancing Indebtedness in respect thereof; provided that in the case of Liens securing such Indebtedness under the Secured Notes Indenture, the Secured Notes Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) shall have entered into with the Administrative Agent and/or the Collateral Agent the Intercreditor Agreement;

(v) leases, subleases, licenses or sublicenses (including non-exclusive licenses or sublicenses of software, technology and other Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(vi) Liens (x) upon assets of the Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of the Borrower or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(vii) Liens securing Permitted Refinancing Indebtedness to the extent such Liens are permitted pursuant to the definition thereof;

(viii) easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(ix) Liens arising from precautionary UCC, PPSA or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(xi) statutory, common law and contractual landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) (A) Liens on property or assets (other than property or assets constituting Collateral owned by a Credit Party or by a Restricted Subsidiary that is organized in the same jurisdiction as a Credit Party, unless such Liens are expressly made junior to the Liens in favor of the Administrative Agent) acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries and (B) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of non-Credit Parties (other than, solely for the purposes of Section 10.04(viii)(b), non-Credit Parties organized in the jurisdiction of a Credit Party) securing Indebtedness of non-Credit Parties permitted pursuant to Section 10.04(viii);

(xvii) any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including non-exclusive software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture or similar arrangement;

(xx) Liens in favor of the Borrower or any Restricted Subsidiary securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods and proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Borrower and its Restricted Subsidiaries (including Liens arising out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for the sale of goods);

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxviii) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxix) other Liens attaching to properties and assets (other than property or assets constituting Collateral owned by a Credit Party or by a Restricted Subsidiary that is organized in the same jurisdiction as a Credit Party, unless such Liens are expressly made junior to the Liens in favor of the Administrative Agent) to the extent securing liabilities with a principal amount not in excess of the greater of $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxx) Liens on Collateral securing obligations in respect of Indebtedness permitted by Sections 10.04(xxvii) and 10.04(xxix);

(xxxi) cash deposits with respect to any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii) Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(xxxvi) deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(xxxvii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii) so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits securing any Swap Contracts permitted hereunder that do not constitute Obligations hereunder;

(xxxix) Liens arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets, as applicable, subject thereto consist solely of assets originated by one or more Foreign Subsidiaries (other than a Foreign Subsidiary organized in the jurisdiction of a Credit Party);

(xl) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);

(xli) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(xlii) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Permitted Junior Debt;

(xliii) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 10.07 (to the extent applicable) to be a prepayment of such Indebtedness;

(xliv) Liens to secure assets pledged under Floor Plan Financings (which Liens, for the avoidance of doubt, shall be limited to Liens on assets subject to the Floor Plan Financings and shall not extend to any Collateral); and

(xlv) the reservations in any original grants from the Crown of any land or interest therein and statutory exceptions to title that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary.

In connection with the granting of Liens of the type described in this Section 10.01 by the Borrower or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 10.02 Consolidation, Merger, or Sale of Assets, etc.

The Borrower will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:

(i) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii) the Borrower and its Restricted Subsidiaries may sell assets (including Equity Interests) so long as (x) the Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets having a fair market value of more than the greater of $30,000,000 and 10.0% of Consolidated EBITDA (measured at the time of such sale), at least 75% of the consideration received by the Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by the Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are convertible by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of the Borrower or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by the Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of $120,000,000 and 35.0% of Consolidated EBITDA (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii) each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(iv) each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries, including of Intellectual Property;

(vi) (A) any U.S. Subsidiary of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not the Borrower, such Person expressly assumes, in writing, all the obligations of the Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of the Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Borrower concurrently with such merger, consolidation, dissolution, amalgamation or liquidation), (B) any Restricted Subsidiary that is not a Credit Party may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Restricted Subsidiary that is not a Credit Party (C) any Restricted Subsidiary may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving or continuing Person of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, dissolution, amalgamation or liquidation;

(vii) any disposition of (i) Securitization Assets arising in connection with a Qualified Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility, in each case, permitted by Section 10.01(xxxix) and which Securitization Assets or Receivables Assets, as applicable, consist solely of assets originated by one or more Foreign Subsidiaries (other than a Foreign Subsidiary organized in the jurisdiction of a Credit Party);

(viii) each of the Borrower and its Restricted Subsidiaries may make sales or leases of (A) inventory and equipment in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than the greater of $30,000,000 and 10.0% of Consolidated EBITDA (measured at the time of such sale or lease, as applicable);

(ix) each of the Borrower and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(x) each of the Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries, (y) such assets have a fair market value not in excess of the greater of $40,000,000 and 12.0% of Consolidated EBITDA (measured at the time of such sale or other disposition), and (z) such assets are sold or otherwise disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xi) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii) each of the Borrower and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by the Borrower) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of $20,000,000 and 6.0% of Consolidated EBITDA (measured at the time of such Sale-Leaseback Transaction);

(xiii) any transfer of title or other disposition of assets subject or pursuant to any Floor Plan Financing (or, for the avoidance of doubt, any documents governing Floor Plan Financing);

(xiv) each of the Borrower and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv) each of the Borrower and its Restricted Subsidiaries may make transfers of property subject to casualty, condemnation or expropriation proceedings upon the occurrence of the related Recovery Event;

(xvi) each of the Borrower and its Restricted Subsidiaries may abandon, allow to lapse or expire or otherwise become invalid Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;

(xvii) each of the Borrower and its Restricted Subsidiaries may make voluntary terminations of or unwind Swap Contracts;

(xviii) each of the Borrower and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of the Borrower or any of its Restricted Subsidiaries and acquisitions by the Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xix) each of the Borrower and its Restricted Subsidiaries may terminate leases and subleases;

(xx) each of the Borrower and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi) each of the Borrower or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii) sales, dispositions or contributions of property (A) between Credit Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (x) (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05 and (y) a new Borrowing Base Certificate shall be delivered if assets comprising more than 10% of the Borrowing Base are transferred in a single transaction or series of related transactions to non-Credit Parties;

(xxiii) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv) transfers of condemned or expropriated property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned or expropriated the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xxv) any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02;

(xxvi) dispositions permitted by Section 10.03; and

(xxvii) dispositions or other transactions undertaken in good faith for Tax planning purposes, so long as after giving effect to such dispositions or other transactions, the security interest of the Collateral Agent in the Collateral for the benefit of the Secured Creditors is not materially impaired.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.

Notwithstanding anything to the contrary in this Section 10.02, the Borrower and its Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any material Intellectual Property that is material to the operations of the Borrower and its Subsidiaries taken as a whole to any Unrestricted Subsidiary.

Section 10.03 Dividends. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary of the Borrower may authorize, declare and pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to other Restricted Subsidiaries of the Borrower which directly or indirectly own equity therein;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may authorize, declare and pay cash Dividends to its shareholders generally so long as the Borrower or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Borrower may authorize, declare and pay cash Dividends to Holdings to allow Holdings to pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Holdings or such other Parent Company from management, employees, officers and directors (and their successors and assigns) of the Borrower and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings or such other Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings from issuances of its Equity Interests and contributed to the Borrower in connection with such redemption or repurchase) exceed during any fiscal year of the Borrower the greater of $40,000,000 and 12.0% of Consolidated EBITDA (measured at the time of such Dividend) (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to the Borrower; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to the Borrower from members of management, officers, directors, employees of the Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) the Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed;

(v) the Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) the Borrower may authorize, declare and pay cash Dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A) franchise and similar Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings, the Borrower and its Restricted Subsidiaries;

(B) with respect to any taxable period where the Borrower or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income or similar tax purposes of which a direct or indirect parent of the Borrower is the common parent or other applicable taxpayer, the portion of any U.S. federal, state, local and/or foreign income and similar Taxes (including any alternative minimum taxes) of such tax group that is attributable to the taxable income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries for such purpose, in amounts required to pay any such Taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that (1) the aggregate amount of such payments with respect to such taxable period (regardless of when paid) shall not exceed the aggregate amount of such Taxes that the Borrower and its applicable Restricted Subsidiaries (and, subject to the limitation described above, any applicable Unrestricted Subsidiaries of the Borrower) would have been required to pay with respect to such taxable period were such entities stand-alone corporate taxpayers or a stand-alone corporate tax group for all relevant taxable periods and (2) any distributions pursuant to this Section 10.03(vi)(B) in respect of any taxable period ending on or prior to the Closing Date shall be permitted only to the extent they relate to a tax assessment, tax audit, or other tax proceeding after the Closing Date;

(C) payments under any domination and/or profit and loss pooling agreements;

(D) customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(E) general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Parent Company;

(G) the purchase or other acquisition by Holdings or any other Parent Company of the Borrower of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower or any Restricted Subsidiary or (2) the merger or amalgamation (to the extent permitted in Section 10.02) into the Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition; and

(H) any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(vii) reasonable and customary indemnities to directors, officers and employees of Holdings or any other Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(viii) the Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) for payment of (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or (y) indemnification obligations owing to the Sponsors under the Advisory Agreement;

(ix) any Dividend used (x) to fund the Transaction, including Transaction Costs, and (y) in order to satisfy deferred purchase price, earn-outs and contingent payments in respect of any amounts due and owing as provided for in the Acquisition Agreement;

(x) the Borrower may authorize, declare and pay cash Dividends to Holdings (who may subsequently authorize, declare and pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay the Sponsors fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v), 10.06(vii) and 10.06(xii);

(xi) repurchases of Equity Interests (i) deemed to occur upon exercise of stock options or warrants or similar equity incentive awards or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(xii) a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock, not to exceed, in any fiscal year, the sum of (x) 6.0% of the net proceeds received by the Borrower (or by any direct or indirect parent of the Borrower and contributed to the Borrower) from any Equity Offerings of the Borrower or any direct or indirect parent of the Borrower (excluding any Equity Offerings in connection with the Transactions) and (y) 6.0% of such Parent Company’s Market Capitalization;

(xiii) the Borrower may pay any Dividends so long as the Distribution Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Dividends;

(xiv) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of $20,000,000 and 6.0% of Consolidated EBITDA (measured at the time of such Dividend);

(xv) the authorization, declaration and payment of Dividends or the payment of other distributions by the Borrower in an aggregate amount since the Closing Date, not to exceed the greater of $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time of such Dividend);

(xvi) the Borrower and each Restricted Subsidiary may authorize, declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xvii) the Borrower may authorize, declare and pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(xviii) the Borrower and any Restricted Subsidiary may authorize, declare and pay Dividends within 90 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03;

(xix) the declaration and payment of Dividends to holders of a class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any preferred stock of any Restricted Subsidiary of the Borrower issued on or after the Closing Date;

(xx) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; and

(xxi) Dividends that are made with Excluded Contributions.

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definitions of “Consolidated EBITDA,” “Consolidated Net Income” and “Consolidated Fixed Charge Coverage Ratio”), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).

Notwithstanding anything to the contrary in this Section 10.03, the Borrower and its Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any material Intellectual Property that is material to the operations of the Borrower and its Subsidiaries taken as a whole to any Unrestricted Subsidiary.

Section 10.04 Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including pursuant to any Revolving Commitment Increase) and (y) Indebtedness incurred pursuant to the Secured Notes and the other Secured Notes Documents in an aggregate principal amount not to exceed $920,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(ii) Indebtedness under Swap Contracts entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iii) (x) exceed the greater of $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time of incurrence) (less amounts incurred pursuant to clause (y)) and (y) solely with respect to Capitalized Lease Obligations for Rental Equipment, exceed $100,000,000, in each case, at any one time outstanding;

(iv) [reserved];

(v) Indebtedness of a Restricted Subsidiary of the Borrower acquired pursuant to or incurred in connection with a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that, (x) after giving pro forma effect to the incurrence or assumption thereof, the Consolidated Fixed Charge Coverage Ratio shall either be (I) at least 2.00 to 1.00 or (II) no worse than the Consolidated Fixed Charge Coverage Ratio prior to such incurrence or assumption, and (y) solely with respect to any such Indebtedness that is incurred in connection with a Permitted Acquisition, (i) such Indebtedness shall not require any payments of principal prior to three months after the Latest Maturity Date at the time of such incurrence and (ii) the agreement governing such Indebtedness shall not include (a) any financial maintenance covenants or (b) such Indebtedness shall not have any financial maintenance covenants or any other covenants more restrictive than those in this Agreement except for such covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect at the time such Indebtedness is incurred and any Permitted Refinancing Indebtedness in respect thereof; provided, further, that the amount of Indebtedness that may be incurred pursuant to this clause (v) by non-Credit Parties together with the amount of Indebtedness incurred by non-Credit Parties pursuant to clauses (xxvii) and (xxix) below shall not exceed the greater of $100,000,000 and 30.0% of Consolidated EBITDA (measured at the time of incurrence) at any time outstanding;

(vi) intercompany Indebtedness and cash management pooling obligations and arrangements among the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.17 and 10.05(vi);

(vii) Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 (or to the extent not listed on such Schedule 10.04, where the outstanding principal amount of such Indebtedness is less than $5,000,000 in the aggregate) and any Permitted Refinancing Indebtedness in respect thereof;

(viii) Indebtedness (a) of Foreign Subsidiaries that are not Credit Parties; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii)(a) shall not at any time exceed the greater of $50,000,000 and 15.0% of Consolidated EBITDA (measured at the time of incurrence) and (b) arising from secured local lines of credit of any Foreign Subsidiary that is not a Credit Party and is organized in a jurisdiction where no Collateral is located; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii)(b) shall not at any time exceed the greater of $50,000,000 and 15.0% of Consolidated EBITDA (measured at the time of incurrence);

(ix) Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, Bank Product Debt;

(xii) [reserved];

(xiii) (x) Indebtedness incurred by a Securitization Entity in a Qualified Securitization Transaction permitted pursuant to Section 10.01(xxxix) that is not recourse to the Borrower or any Restricted Subsidiary other than a Securitization Entity (except for Standard Securitization Undertakings) and which such relevant Securitization Assets subject thereto consist solely of assets originated by one or more Foreign Subsidiaries (other than a Foreign Subsidiary organized in the jurisdiction of a Credit Party) and (y) to the extent constituting Indebtedness, obligations incurred in connection with the disposition by a Foreign Subsidiary (other than a Foreign Subsidiary organized in the jurisdiction of a Credit Party) of any account receivable in connection with factoring or other similar arrangements consistent with past practices;

(xiv) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive noncompetes and other contingent obligations) or other similar arrangements incurred or assumed in connection with the Acquisition or Acquisition Agreement, any Permitted Acquisition or any other Investment, in each case, permitted under this Agreement;

(xv) additional Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed the greater of $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time of incurrence) in aggregate principal amount outstanding at any time;

(xvi) Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Credit Party shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix) guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition or such other Investment to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of the Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) guarantees of Indebtedness of a Person in connection with a joint venture, provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xix) of Section 10.05, shall not exceed the greater of $40,000,000 and 12.0% of Consolidated EBITDA (measured at the time of incurrence);

(xxiv) [reserved];

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees and directors of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to current and former officers, employees and directors of the Borrower and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;

(xxvii) Permitted Junior Debt incurred under Permitted Junior Debt Documents in an amount not to exceed the sum of (a) $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time of incurrence) and (b) an unlimited amount that would not cause the Consolidated Secured Net Leverage Ratio to exceed 4.00 to 1.00; provided that (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Junior Notes” or “Permitted Junior Loans,” as the case may be, (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05), (iii) any such Indebtedness incurred or guaranteed by a Credit Party is not secured by any assets of the Borrower or any Restricted Subsidiary that is not a Credit Party, (iv) to the extent such Indebtedness is unsecured, such Indebtedness shall be deemed secured solely for purposes of determining incurrence capacity under subclause (b) of this clause (xxvii), and (iv) the amount of Indebtedness that may be incurred pursuant to this clause (xxvii) by non-Credit Parties together with the amount of Indebtedness incurred by non-Credit Parties pursuant to clause (v) above and clause (xxix) below shall not exceed the greater of $100,000,000 and 30.0% of Consolidated EBITDA (measured at the time of incurrence) at any time outstanding and any Permitted Refinancing Indebtedness in respect of the foregoing;

(xxviii) (x) guarantees made by the Borrower or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of the Borrower or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party (other than Holdings) as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxix) Permitted Junior Debt of the Borrower and its Restricted Subsidiaries incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Junior Notes” or “Permitted Junior Loans,” as the case may be, (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05), (iii) if secured, any such Indebtedness incurred or guaranteed by a Credit Party is not secured by any assets of the Borrower or any Restricted Subsidiary that is not a Credit Party, and (iv) the aggregate principal amount of such Permitted Junior Debt issued or incurred after the Closing Date shall not cause the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, to be less than 2.00 to 1.00 and any Permitted Refinancing Indebtedness in respect of the foregoing; provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties together with the amount of Indebtedness incurred by non-Credit Parties pursuant to clauses (v) and (xxvii) above shall not exceed the greater of $100,000,000 and 30.0% of Consolidated EBITDA (measured at the time of incurrence) at any time outstanding;

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) unsecured Indebtedness of the Borrower or any Subsidiary Guarantor in the form of ESG (environmental, social and corporate governance) bonds in an aggregate principal amount, including all Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (xxxi), not to exceed the greater of $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time of incurrence), at any time outstanding, and any Permitted Refinancing Indebtedness in respect of the foregoing;

(xxxii) Indebtedness supported by a letter of credit or bank guarantee issued pursuant to this Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(xxxiii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) above.

The Borrower or any Restricted Subsidiary may incur Indebtedness permitted by this Section 10.04 (including, to the extent permitted by this Section 10.04, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 10.04 (including, without limitation, the Secured Notes), at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness are promptly deposited with the trustee to satisfy and discharge the applicable indenture (including, without limitation, the Secured Notes Indenture) in accordance with such debt securities.

Section 10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization or other similar proceedings of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Restricted Subsidiaries may enter into Swap Contracts to the extent permitted by Section 10.04(ii);

(vi) (a) the Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), including in connection with tax planning activities, so long as, after giving effect thereof, the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, taken as a whole, is not materially impaired, (b) any Foreign Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements to the extent not in contravention of Section 9.17) in the Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent (for the avoidance of doubt, the terms of the Intercompany Subordination Agreement are reasonably satisfactory for the purposes of this clause (b)), (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements to the extent not in contravention of Section 9.17) in, Restricted Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other investments made pursuant to this subclause (c) does not exceed the greater of $100,000,000 and 30.0% of Consolidated EBITDA (measured at the time of such loans, guarantees or incurrence), (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments (including cash management pooling obligations and arrangements) in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements to the extent not in contravention of Section 9.17) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);

(vii) Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(viii) loans and advances by the Borrower and its Restricted Subsidiaries to officers, directors and employees of the Borrower and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix) advances of payroll payments to employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x) non-cash consideration may be received in connection with any sale of assets permitted pursuant to Section 10.02(ii) or (x);

(xi) additional Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger or amalgamation consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled Account Debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii) earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv) Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed the greater of $20,000,000 and 6.0% of Consolidated EBITDA (measured at the time such purchase is made);

(xviii) Investments (other than Permitted Acquisitions) so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Investments;

(xix) in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxiii) of this Section 10.05, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate outstanding amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $100,000,000 and 30.0% of Consolidated EBITDA (measured at the time such Investment is made);

(xx) the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than the Borrower and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by the Borrower or such Restricted Subsidiary, as the case may be, in good faith;

(xxi) loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii) Investments to the extent that payment for such Investments is made in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;

(xxiii) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv) Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(xxv) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xxvi) Investments by the Borrower and its Restricted Subsidiaries (A) consisting of deposits, prepayment and other credits to suppliers or landlords and (B) in connection with obtaining, maintaining or renewing client contracts, each made in the ordinary course of business;

(xxvii) guarantees made in the ordinary course of business of (a) obligations owed to landlords, suppliers, customers, franchisees and licensees of the Borrower or its Subsidiaries, (b) operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness and (c) obligations under any Floor Plan Financings;

(xxviii) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix) Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) that are at that time outstanding not to exceed the greater of $125,000,000 and 37.5% of Consolidated EBITDA (measured at the time such Investment is made) at any one time outstanding so long as on the date of any such Investment no Event of Default has occurred and is continuing or would result therefrom;

(xxx) [reserved];

(xxxi) Investments by the Borrower and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, the greater of $100,000,000 and 30.0% of Consolidated EBITDA (measured at the time such Investment is made) at any time outstanding;

(xxxii) Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction permitted by Section 10.01(xxxix); provided, however, that (i) any such Investment in a Securitization Entity is in the form of (x) a contribution of additional Securitization Assets, (y) Limited Originator Recourse or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 15% of such purchase price, (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable, in each case permitted by Section 10.01(xxxix) and (iii) the Securitization Assets subject thereto consist solely of assets originated by one or more Foreign Subsidiaries (other than a Foreign Subsidiary organized in the jurisdiction of a Credit Party);

(xxxiii) repurchases of the Secured Notes or any Permitted Refinancing Indebtedness in respect thereof;

(xxxiv) Investments in any Person to which the Borrower or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $15,000,000 at any one time outstanding; and

(xxxv) the Transactions.

To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person who is not a Credit Party (each such Person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Holdings, and further advanced or contributed by such Restricted Subsidiary or Holdings for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of this Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).

Section 10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of the greater of $30,000,000 and 10.0% of Consolidated EBITDA, other than on terms and conditions deemed in good faith by the board of directors of the Borrower (or any committee thereof) to be not less favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among Holdings, the Borrower and its Restricted Subsidiaries (and any Parent Company) may be made;

(iii) customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, the Borrower and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of the Borrower and the other Restricted Subsidiaries, to any other Parent Company);

(iv) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment or other service related agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with current and former officers, employees, consultants and directors of Holdings, the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v) so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Section 11.01 or 11.05, Holdings and/or the Borrower may pay fees to the Sponsors (or dividend such funds to any Parent Company to be paid to the Sponsors) in an amount not to exceed $5,000,000 in any calendar year and perform its other obligations pursuant to the terms of the Advisory Agreement as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect; provided, further, that upon the occurrence and during the continuance of Event of Default under Section 11.01 or 11.05, such amounts may accrue on a subordinated basis, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(vi) the Transaction (including Transaction Costs) shall be permitted, and all agreements entered into among the Acquired Companies and the Permitted Holders in connection with the Acquisition shall be permitted;

(vii) the Borrower may make payments (or make dividends to Holdings or any other Parent Company to make payments) (i) to reimburse the Sponsors for their reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of the Advisory Agreement, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect and (ii) to reimburse any shareholders for their respective reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of any stockholders agreement with respect to Holdings or any other Parent Company, as in effect on the Closing Date, subject to amendments not materially adverse to the Lenders in any material respect;

(viii) transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;

(x) any payments required to be made pursuant to the Acquisition Agreement;

(xi) transactions between the Borrower and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Company, as the case may be, on any matter involving such other Person;

(xii) payments by Holdings, the Borrower or any of its Restricted Subsidiaries to the Sponsors or any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Borrower in good faith;

(xiii) transactions with joint ventures entered into in the ordinary course of business;

(xiv) guarantees of performance by the Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xv) the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock of the Borrower to the Sponsors or any Parent Company, or to any director, officer, employee or consultant thereof;

(xvi) the entry into any tax-sharing arrangements between the Borrower or any of its Restricted Subsidiaries and any of their direct or indirect parents; provided, however, that any payment made by the Borrower or any of its Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted hereunder;

(xvii) transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, or made in the reasonable determination of senior management or the board of directors of the Borrower or any direct or indirect parent of the Borrower;

(xviii) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings, the Borrower and any of its Restricted Subsidiaries shall be permitted (including equity issuances); and

(xix) the entry into any domination and/or profit and loss pooling agreements.

Notwithstanding anything to the contrary contained above in this Section 10.06, (a) in no event shall the Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to the Sponsors or any Affiliate of the Sponsors except as specifically provided in clauses (v) and (vii) of this Section 10.06 and (b) the Borrower and its Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Intellectual Property that is material to the operations of the Borrower and its Subsidiaries taken as a whole to any Unrestricted Subsidiary.

Section 10.07 Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.

The Borrower will not, and will not permit any of the Restricted Subsidiaries to:

(a) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Indebtedness under any Permitted Junior Debt or Subordinated Indebtedness, in an outstanding aggregate principal amount greater than the greater of $30,000,000 and 10.0% of Consolidated EBITDA, except that (A) the Borrower may consummate the Transaction, (B) any payment that is intended to prevent any Permitted Junior Debt or Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code may be made and (C) any Permitted Junior Debt and Subordinated Indebtedness may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Permitted Junior Debt or Subordinated Indebtedness when due may be made), (i) so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to the consummation of the proposed repayment or prepayment and (ii) in an aggregate amount not to exceed the greater of $150,000,000 and 45.0% of Consolidated EBITDA (measured at the time such payment, prepayment, redemption or acquisition is made); provided that nothing herein shall otherwise prevent the Borrower and its Restricted Subsidiaries from refinancing the Permitted Junior Debt or Subordinated Indebtedness, in each case with Permitted Refinancing Indebtedness;

(b) amend or modify, or permit the amendment or modification of any provision of, any Secured Notes Document other than any amendment or modification that is not materially adverse to the interests of the Lenders

(c) make any voluntary or optional payment or prepayment on any indebtedness under any Floor Plan Financing in an outstanding aggregate principal amount greater than $50,000,000, other than (A) repayments when due and (B) additional prepayments so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to the consummation of the proposed prepayment;

(d) amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or

(e) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by-laws (or the equivalent organizational documents); accounting policies or reporting policies (except as required by U.S. GAAP), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) is not materially adverse in the aggregate to the interests of the Lenders.

Section 10.08 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents, the Secured Notes Indenture and the other definitive documentation entered into in connection with any of the foregoing;

(iii) [reserved];

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to the Borrower or any Restricted Subsidiary of the Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness of a Foreign Subsidiary that is not a Credit Party incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of the Borrower that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv) on or after the execution and delivery thereof, the Permitted Junior Debt Documents;

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis; and

(xvi) restrictions and conditions under the terms of the documentation governing any Qualified Securitization Transaction or a Receivables Facility that, in each case, permitted by Section 10.01(xxxix), are necessary or advisable, in the good faith determination of the Borrower or the applicable Restricted Subsidiary, to effect such Qualified Securitization Transaction or such Receivables Facility.

Section 10.09 Business.

(a) The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) except that the Borrower and its Restricted Subsidiaries may engage in any Similar Business.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Credit Documents to which it is a party, the Acquisition Agreement, the Advisory Agreement, the Secured Notes Indenture and the other definitive documentation entered into in connection with any of the foregoing, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in, or incurrence of Indebtedness from, the Borrower or in the case of incurrence of Indebtedness, from any Wholly-Owned Domestic Subsidiary, which is a Credit Party, as and to the extent not prohibited by this Agreement and (xiii) any other activity expressly contemplated by this Agreement to be engaged in by Holdings, including, without limitation, repurchases of Indebtedness of the Borrower under this Agreement pursuant to Section 2.19 and entry into and performance of guarantees of Permitted Junior Debt and, subject to any applicable limitations set forth herein, other permitted Indebtedness of the Borrower and its Restricted Subsidiaries.

Section 10.10 Negative Pledges. Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement, and except that this Section 10.10 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii) covenants existing under the Secured Notes Indenture, as in effect on the Closing Date (or as amended in a manner consistent with any amendment to this Agreement or the other Credit Documents), and the other definitive documentation entered into in connection with the foregoing;

(iii) the covenants contained in any Permitted Junior Debt (so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vii) restrictions imposed by law;

(viii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi) restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.11 Financial Covenant.

(a) The Borrower and its Restricted Subsidiaries shall, on any date when Specified Excess Availability is less than the greater of (a) 10.0% of the Line Cap, and (b) $60,000,000 (the “FCCR Test Amount”), have a Consolidated Fixed Charge Coverage Ratio of at least 1.00 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Borrower was required to deliver Section 9.01 Financials, and at the end of each succeeding fiscal quarter thereafter until the date on which Specified Excess Availability has exceeded the FCCR Test Amount for 30 consecutive days.

(b) For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to Holdings (which shall be contributed in cash to the common equity of the Borrower) after the end of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after financial statements are required to be delivered under Section 9.01 for such fiscal quarter, or with respect to the initial date the FCCR Test Amount is not exceeded, within 10 Business Days after the Borrower and its Restricted Subsidiaries become subject to testing the financial covenant under clause (a) of this Section 10.11 (such 10-Business Day period being referred to herein as the “Interim Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than two times in any twelve fiscal month period and no more than five times during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with such financial covenant, (c) the Borrower shall not be permitted to borrow hereunder or request the issuance, amendment, modification, renewal or extension of a Letter of Credit (other than any amendment, modification, renewal or extension which does not increase the face amount thereof) during the Interim Period until the relevant Specified Equity Contribution has been made, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets calculated on the basis of Consolidated EBITDA contained herein and in the other Credit Documents, (e) there shall be no pro forma in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter with respect to which such Specified Equity Contribution is made and (f) until the last Business Day of the Interim Period, neither the Administrative Agent nor any Lender shall have any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent nor any Lender shall have any right to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents that would be available on the basis of an Event of Default resulting from the failure to comply with Section 10.11(a).

Section 10.12 Specified Floor Plan Companies. Notwithstanding anything to the contrary herein, (i) no Specified Floor Plan Company shall own any assets that are included in the Borrowing Base, (ii) no Specified Floor Plan Company shall engage in the business of leasing or renting Rental Equipment and (iii) no Credit Party other than a Specified Floor Plan Company may grant a lien in favor of any provider of Floor Plan Financing.

ARTICLE 11 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

Section 11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or (ii) default, and such default shall continue unremedied for five (5) or more Business Days, in the payment when due of any interest on any Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

Section 11.02 Representations, etc.

Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

Section 11.03 Covenants. Holdings, the Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.02(b), 9.04 (as to the Borrower), 9.11, 9.14(a), 9.17(c), (d), (e) or (f) (other than any such default which is not directly caused by the action or inaction of Holdings, the Borrower or any of its Restricted Subsidiaries, which such default shall be subject to clause (iii) below) or Article 10, (ii) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 9.17(a) within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during the occurrence of a Liquidity Event, in which case such period shall be three (3) Business Days), (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent, the Collateral Agent or the Required Lenders; or

Section 11.04 Default Under Other Agreements. (i) Holdings, the Borrower or any of the Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than Indebtedness under this Agreement) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Indebtedness under this Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than Indebtedness under this Agreement) of Holdings, the Borrower or any of the Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount (or in the case of Floor Plan Financing, $75,000,000) and (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder; or

Section 11.05 Bankruptcy, etc.

Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) under the Bankruptcy Code, and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other case or proceeding under any Debtor Relief Law or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) any such case or proceeding under any Debtor Relief Law or similar law of any jurisdiction which remains undismissed for a period of 60 days, or Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

Section 11.06 ERISA; Canadian Pension Plans. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) a Canadian Pension Plan has failed to comply with, or be funded in accordance with, Canadian law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (d) a Canadian Pension Event has occurred that has resulted or would reasonably be expected to result in a Material Adverse Effect;

Section 11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein)), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all or any material portion of the Collateral (other than as a result of the failure of the Collateral Agent to file continuation statements or the failure of the Collateral Agent to maintain possession of possessory collateral delivered to it), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01); or

Section 11.08 Credit Document. Any Credit Document (other than a Security Document) shall cease to be in full force and effect as to any Credit Party (other than any Credit Party otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Credit Party or any Person acting for or on behalf of such Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under such Credit Document to which it is a party; or

Section 11.09 Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) of the Borrower involving in the aggregate for Holdings, the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered (other than to the extent of any deductible) by such insurance company) equals or exceeds the Threshold Amount;

Section 11.10 Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Revolving Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, or instruct the Collateral Agent to enforce, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Guaranty; (v) terminate, reduce or condition any Revolving Commitment, or make any adjustment to the Borrowing Base; and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied).

Section 11.11 Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations (including without limitation, proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Collateral Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied ratably by the Administrative Agent in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization, if any, including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Secured Bank Product Obligations);

Third, to interest then due and payable on any Swingline Loan;

Fourth, (x) to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full and (y) to the principal balance of Protective Advances outstanding, until paid in full;

Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02, and 5.01;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of Noticed Hedges with Secured Creditors, pro rata;

Eighth, to all other Obligations pro rata; and

Ninth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Seventh of this Section 11.11, the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.11 is subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 11.11.

ARTICLE 12 The Administrative Agent and the Collateral Agent.

Section 12.01 Appointment and Authorization.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders (on behalf of itself and its Affiliates and branches, including in its capacity as Secured Bank Product Provider) hereby irrevocably appoints and authorizes Bank of America to act as the “collateral agent” and “security trustee” of such Lender hereunder and under the other Credit Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, it being understood that the provisions of this Article 12 apply to the Collateral Agent in its capacity as such and references to Administrative Agent in the rest of this Article 12 shall be interpreted accordingly to include references to the Collateral Agent. The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 12 and Article 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and/or the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements and any Additional Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be binding upon the Lenders.

(d) In its capacity as Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Lenders (on behalf of itself and its Affiliates and branches, including in its capacity as Secured Bank Product Provider) hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Collateral Agent under any related deed of hypothec. The Collateral Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Collateral Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article 12 also constitute the substitution of the Collateral Agent as hypothecary representative as aforesaid.

Section 12.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable. The Administrative Agent or Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 12.03 Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent and/or the Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their respective Affiliates or branches in any capacity;

(d) shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 11 and Section 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 6, Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent.

Section 12.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel (excluding counsel for the Borrower), accountants or experts.

Section 12.05 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lead Arrangers or any of their respective Affiliates or branches shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

Section 12.06 Non-reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any arranger of this credit facility or any amendment thereto or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any arranger of this credit facility or any amendment thereto or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.07 Indemnification by the Lenders. To the extent that the Borrower for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.01.

Section 12.08 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates and branches may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any case or proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such case or proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, fees, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05 and 13.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property or distribution payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, administrator, examiner, sequestrator, debtor, debtor-in-possession or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments or distributions to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments or distributions directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any Plan of Reorganization affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such case or proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to (subject to the Intercreditor Agreement) credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any comparable provisions of any other applicable Debtor Relief Laws or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(ii) of Section 13.04 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

Section 12.10 Resignation of the Agents.

(a) Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Lenders and the Borrower; provided that, if at the time of such resignation, there is a successor Administrative Agent or Collateral Agent, as applicable, satisfactory to each of the resigning Agent, the incoming Agent and the Borrower, each, in its sole discretion, then the resigning Agent, the incoming Agent and the Borrower may agree to waive or shorten the 30 day notice period. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or retiring Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or retiring Collateral Agent, as applicable, may, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, in each case meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or retiring Collateral Agent, as applicable shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Borrower, to the extent so required) appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or the retiring (or retired) Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.10). After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent, or retiring Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent.

(b) Any resignation by Bank of America as administrative agent pursuant to this Section 12.10 shall also constitute its resignation as lender of the Swingline Loans to the extent that Bank of America is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.

Section 12.11 Collateral Matters and Guaranty Matters.

(a) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable (and subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement),

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the Revolving Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and expense reimbursement obligations which are not then due and payable and (ii) Secured Bank Product Obligations except to the extent then due and payable and then entitled to payment in accordance with Section 11.11) and the expiration or termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (C) subject to Section 13.12, if approved, authorized or ratified in writing by the Required Lenders, (D) that constitutes Excluded Collateral or that becomes Excluded Collateral in connection with the provisions of the Floor Plan Financings, or (E) if the property subject to such Lien is owned by a Subsidiary Borrower or Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Borrower or Subsidiary Guarantor from its obligations under this Agreement and the Guaranty Agreement pursuant to clause (ii) below;

(ii) to release any Subsidiary Borrower from its obligations under this Agreement or any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder;

(iii) at the request of the Borrower, to subordinate any Lien on any property (other than any assets included in the Borrowing Base) granted to or held by the Collateral Agent or Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01 (vi) or (xiv) or any other Lien that is expressly permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon the incurrence of any Lien permitted by Section 10.01 with respect to specified assets (other than any assets included in the Borrowing Base) if the Lien securing the Obligations is not allowed by the documentation creating such Lien or related documentation; and

(iv) to, without the input or consent of the other Lenders, (1) negotiate the form of any Security Document as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to comply with this Agreement, and (2) execute, deliver and perform any new Security Document or intercreditor agreement or amendment to any Security Document or intercreditor agreement or enter into any amendment to the Security Documents or intercreditor agreement as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower.

(b) Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent and Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents, including (without limitation) termination or partial release statements, as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 12.12 Bank Product Providers. Each Secured Bank Product Provider agrees to be bound by this Article 12 to the same extent as a Lender hereunder. Each such Secured Bank Product Provider shall indemnify and hold harmless the Administrative Agent and the Collateral Agent, to the extent not reimbursed by the Credit Parties, against all claims that may be incurred by or asserted against the Administrative Agent and the Collateral Agent in connection with such provider’s Secured Bank Product Obligations.

Section 12.13 Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Credit Party pursuant to Section 5.01 and without limiting or expanding the obligation of any Credit Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement, any other Credit Document or otherwise against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 12.14, the term “Lender” includes any Issuing Bank.

Section 12.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 12.15 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Bank (each, a “Lender Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE 13 Miscellaneous.

Section 13.01 Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree, from and after the Closing Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and Issuing Banks (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and Issuing Banks and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution, enforcement and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket fees, costs and expenses of the Agents, each Lender and each Issuing Bank in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents, Lenders and Issuing Banks to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnified Persons); (iii) pay and hold each Agent, each Lender and each Issuing Bank harmless from and against any Other Taxes with respect to the foregoing matters and save each Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Lender or such Issuing Bank) to pay such Other Taxes; and (iv) indemnify each Agent and each Lender, each Issuing Bank and their respective Affiliates and branches, and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns of all persons constituting “Indemnified Persons” (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials relating in any way to any Real Property owned, leased or operated, at any time, by the Borrower or any of its Subsidiaries; the generation, storage, transportation, handling Release or threat of Release of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries; the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder); or any Environmental Claim relating in any way to the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate or branch of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates branches, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by any Credit Party or any of their respective affiliates and is brought by an Indemnified Person against another Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c) No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

Section 13.02 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and each of their Affiliates and branches is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits, and other than any Excluded Collateral) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Affiliate or branch (including, without limitation, by branches and agencies of the Administrative Agent, Collateral Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Affiliate or branch under this Agreement or under any of the other Credit Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The right of setoff described in this Section 13.02 shall not apply with respect to any Excluded Collateral.

Section 13.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted: if to any Credit Party, c/o NESCO Holdings II, Inc., 7701 Independence Avenue, Kansas City, MO 64125, Attention: Chief Financial Officer; with a copy (which shall not constitute notice) to Latham & Watkins LLP, 555 11th Street NW, Suite 1000, Washington, DC 20004, Attention: Scott Forchheimer, Telecopier No.: (202) 637-2201; if to any Lender, at its address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower); and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or overnight courier, be effective when deposited in the mail, or overnight courier, as the case may be, or sent by facsimile or other electronic means of transmission, except that notices and communications to the Administrative Agent, Collateral Agent and the Borrower shall not be effective until received by the Administrative Agent, Collateral Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent, the Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (b), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any of the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, the Subsidiary Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, in the absence of gross negligence, bad faith or willful misconduct of any Agent Party, as determined by a court of competent jurisdiction and by a final and nonappealable judgment.

Section 13.04 Benefit of Agreement; Assignments; Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except as contemplated by Section 10.02(vi), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate or branch of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund;

(C) each applicable Issuing Bank (solely for the assignment that increases the obligations of the assignees to participate in exposure under one or more Letters of Credit (whether or not outstanding)); and

(D) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or branch of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loan, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Revolving Loans of a single class;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with the payment by the assignee of a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 5.01, and 13.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender, as to its own positions only, and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including participations in Letters of Credit) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 5.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.01 shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) shall be subject to the provisions of Section 3.03 as if it were an assignee clause (b) of this Section 13.04; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 5.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from any Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 3.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitments, Loans, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or any such central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e) Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

(f) If the Borrower wishes to replace the Revolving Loans or Commitments with the Revolving Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Revolving Loans or holdings such Commitments, instead of prepaying the Revolving Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Revolving Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Revolving Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Revolving Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Revolving Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (f) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(g) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by the Borrower (or its counsel) and any updates thereto. The Borrower hereby agree that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders (other than with respect to assignments or participations by it of its Loans and Commitments, if any). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender (other than with respect to assignments or participations by it of its Loans and Commitments, if any).

Section 13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 13.06 [Reserved].

Section 13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further, that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on the Borrower’s treatment thereof in accordance with U.S. GAAP as in effect on December 31, 2019 and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(b) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN WITH RESPECT TO ANY CREDIT DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; provided that (A) the interpretation of the definition of “material adverse effect” (as defined in THE acquisition agreement), and whether or not such “material adverse effect” has occurred, (B) the determination of the accuracy of any OF THE Acquisition Agreement RepresentationS, and whether as a result of any inaccuracy thereof the conditions set forth in Section 6.14 with respect to SUCH REPRESENTATIONS have not been satisfied, and (C) the determination of whether THE Acquisition has been consummated in accordance with the terms of THE Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY SECURITY DOCUMENT OR AS REGARDS ANY CANADIAN CREDIT PARTY, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE JURISDICTION IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09 Counterparts. This Agreement may be executed in counterparts and by the different parties hereto in different counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as otherwise provided herein, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.10 [Reserved].

Section 13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.12 Amendment or Waiver; etc.

(a) Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Guaranty Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), or the Administrative Agent with the written consent of the Required Lenders, provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Revolving Commitment, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with the waiver of the applicability of any post-default increase in interest rates) or reduce or forgive the principal amount thereof, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranties by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provision of Section 11.11, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders” without the prior written consent of each Lender (it being understood that, without the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Revolving Commitments are included on the Closing Date), (vi) [reserved] or (vii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Article 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of such Issuing Bank or Swingline Lender, or (5) without the prior written consent of the Supermajority Lenders, change the definition of the term “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts,” “Eligible Cash,” “Eligible Fleet Inventory,” “Eligible Inventory,” or “Eligible Parts Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased, or increase the percentages set forth therein or add any new classes of eligible assets thereto; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (ii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrower, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i) in accordance with the provisions of Section 2.15, enter into an Incremental Revolving Commitment Amendment, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d) Without the consent of any other Person, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Supermajority Lenders” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and/or the Collateral Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and/or the Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

Section 13.14 [Reserved].

Section 13.15 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.15, each Agent, each Lead Arranger and any Lender agrees that it will not disclose without the prior written consent, which may take the form of electronic mail, of the Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Loans, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a)) any non-public information with respect to the Borrower or any of its Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body or any foreign regulatory authorities and central banking authorities having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender, except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender, to the extent that the list of Disqualified Lenders has been furnished, and any pledgee to whom disclosure is permitted pursuant to clause (ii) above) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, or any of their respective Affiliates or branches on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower, (ix) for purposes of establishing a “due diligence” defense, (x) to credit risk protection providers (or insurers, re-insurers and insurance brokers) and (xi) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Borrower or on the Borrower’s behalf, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clause (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings, the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

(c) If any Credit Party provides any Agent, any Lead Arranger or any Lender with personal data of any individual as required by, pursuant to, or in connection with the Credit Documents, that Credit Party represents and warrants to the Agents, the Lead Arrangers and Lenders that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Agents, Lead Arrangers and the Lenders, in each case, in accordance with or for the purposes of the Credit Documents, and confirms that it is authorized by such individual to provide such consent on his/her behalf.

Section 13.16 Patriot Act Notice. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), the Beneficial Ownership Regulation and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (, it is required to obtain, verify, and record information that identifies Holdings, the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation, and each Credit Party agrees to provide such information from time to time to any Lender.

Section 13.17 [Reserved].

Section 13.18 Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Holdings, the Borrower, or any of their respective Subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Holdings, the Borrower, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Holdings and the Borrower, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Holdings and the Borrower further agree that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 13.19 INTERCREDITOR AGREEMENT.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES OR BRANCHES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

Section 13.20 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arrangers or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrower hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty by reason of this Agreement, any other Credit Document or the transactions contemplated herby or thereby and (iii) it is understood and agreed that the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of Holdings, the Borrower and their Affiliates and branches, and none of the Agents, the Lenders or their respective Affiliates or branches has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

Section 13.21 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement or any other Credit Document in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(b) The obligations of the Credit Parties in respect of any sum due in the Original Currency from them under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Administrative Agent in the Original Currency, the Credit Parties agree, as a separate obligation and notwithstanding the judgment, to indemnify the Secured Parties (as defined in the U.S. Security Agreement and the Canadian Security Agreement), against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent in the Original Currency, the Administrative Agent shall remit such excess to the Borrower.

Section 13.22 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 13.23 Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 13.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.25 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for interest rate protection agreements or other hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CAPITOL INVESTMENT MERGER SUB 2, LLC,
as Holdings

By:	/s/ Bradley Meader
	Name:	Bradley Meader
	Title:	Chief Financial Officer

NESCO HOLDINGS II, INC., as Borrower

By:	/s/ Bradley Meader
	Name:	Bradley Meader
	Title:	Chief Financial Officer

Cardinal - Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, a Lender and an Issuing Bank

By:	/s/ Polly Hackett
	Name:	Polly Hackett
	Title:	SVP

Cardinal - Revolving Credit Agreement

PNC Bank, National Association,
as a Lender and Issuing Bank

By:	/s/ Albert Sarkis
	Name:	Albert Sarkis
	Title:	Senior Vice President

Cardinal - Revolving Credit Agreement

Wells Fargo Bank, National Association
as a Lender and Issuing Bank

By:	/s/ Kathryn Scharre Podelnyk
	Name:	Kathryn Scharre Podelnyk
	Title:	Director

Cardinal - Revolving Credit Agreement

Citibank, N.A.
as a Lender and Issuing Bank

By:	/s/ Christopher Marino
	Name:	Christopher Marino
	Title:	Director and Vice President

Cardinal - Revolving Credit Agreement

Deutsche Bank AG New York Branch as a Lender and Issuing Bank

By:	/s/ Michael Strobel
	Name:	Michael Strobel
	Title:	Vice President

By:	/s/ Yumi Okabe
	Name:	Yumi Okabe
	Title:	Vice President

Cardinal - Revolving Credit Agreement

Bank of Montreal,
as a Lender and Issuing Bank

By:	/s/ Elizabeth Mitchell
	Name:	Elizabeth Mitchell
	Title:	Vice President

Cardinal - Revolving Credit Agreement

Fifth Third Bank, National Association,
as a Lender and Issuing Bank

By:	/s/ Mark Pienkos
	Name:	Mark Pienkos
	Title:	Managing Director

Cardinal - Revolving Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender and Issuing Bank

By:	/s/ Lisa Hanson
	Name:	Lisa Hanson
	Title:	VP

Cardinal - Revolving Credit Agreement

MUFG UNION BANK, N.A.
as a Lender and Issuing Bank

By:	/s/ John Eissele
	Name:	John Eissele
	Title:	Managing Director

Cardinal - Revolving Credit Agreement

Royal Bank of Canada,
as a Lender and Issuing Bank

By:	/s/ Pierre Noriega
	Name:	Pierre Noriega
	Title:	Authorized Signatory

Cardinal - Revolving Credit Agreement

CIBC Bank USA,
as a Lender and Issuing Bank

By:	/s/ Zach Strube
	Name:	Zach Strube
	Title:	Managing Director

Cardinal - Revolving Credit Agreement

Stifel Bank and Trust,
as a Lender and Issuing Bank

By:	/s/ John A. Phillips
	Name:	John A. Phillips
	Title:	E.V.P. – C.L.O.

Cardinal - Revolving Credit Agreement